Exhibit 2.1

 AGREEMENT AND PLAN OF MERGER

among:

ARCELLX, INC.,

a Delaware corporation;

GILEAD SCIENCES, INC.,

a Delaware corporation; and

RAVENS SUB, INC.,

a Delaware corporation

Dated as of February 22, 2026

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-ii-

Exhibit A: Certain Definitions

Annex I: Conditions to the Offer

Annex II: Amended and Restated Certificate of Incorporation of Arcellx, Inc.

Annex III: CVR Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 22, 2026 by and among: Gilead Sciences, Inc., a Delaware corporation (“Parent”); Ravens Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”); and Arcellx, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”), other than Shares to be cancelled pursuant to Sections 2.05(a)(i) and 2.05(a)(ii), for (x) $115.00 per share (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding of Tax in accordance with Section 2.06(e), and (y) one (1) contractual contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment (as such term is defined in the CVR Agreement) subject to the terms and conditions set forth in the CVR Agreement (the Closing Amount plus one (1) CVR, together, the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

(B) As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time (other than Shares to be cancelled pursuant to Sections 2.05(a)(i), 2.05(a)(ii), 2.05(a)(iii) and any Dissenting Shares) shall be converted into the right to receive the Merger Consideration, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

(C) The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the CVR Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) adopted resolutions recommending that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the preceding clauses (i) through (v), the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

(D) The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and to consummate the Transactions, and the board of directors of Parent has approved the CVR Agreement and declared it advisable for Parent to enter into the CVR Agreement and to consummate the transactions contemplated thereby.

(E) Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain stockholders of the Company (collectively, the “Supporting Stockholders”) are entering into a tender and support agreement with Parent and Purchaser, pursuant to which, among other things, each Supporting Stockholder has agreed to tender all of its Shares to Purchaser in the Offer and (if applicable) vote all of its Shares in favor of the Merger, in each case on the terms and subject to the conditions set forth therein.

(F) At or prior to the Offer Acceptance Time, Parent and the Rights Agent will enter into the CVR Agreement.

(G) Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article 1
THE OFFER

Section 1.01.      The Offer.

(a)           Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable after the date of this Agreement but in no event more than 10 business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.01(e) and 1.02(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Sections 2.05(a)(i) and 2.05(a)(ii)), at a price per Share equal to the Offer Price.

(b)           Terms and Conditions of the Offer. The obligations of Purchaser to (and of Parent to cause Purchaser to) accept for payment, and (prior to the Offer Acceptance Time) pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Legal Requirements) of the conditions set forth in Annex I (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable Legal Requirements) and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Purchaser shall not (A) decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement, (B) change the form of consideration payable in the Offer (provided, however, that nothing herein shall limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects in any material respect, or would reasonably be expected to adversely affect in any material respect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 1.01(c) or 1.01(d), or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Article 8.

(c)           Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is 20 business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Article 8: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods of up to 10 business days per extension (with each such period to end one minute after 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed in writing by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that if at any then-scheduled Expiration Date all of the Offer Conditions other than the Minimum Condition and any other conditions that by their nature are to be satisfied at the Offer Acceptance Time have been satisfied or waived and the Minimum Condition has not been satisfied Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to this clause (i) on more than two occasions in consecutive periods of 10 business days each; and (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof, Nasdaq or the staff thereof applicable to the Offer; provided, however, that in no event shall Purchaser (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Article 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (B) extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d)           Termination of Offer. Nothing in this Section 1.01 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Article 8. In the event that this Agreement is validly terminated pursuant to Article 8, Purchaser shall (and Parent shall cause Purchaser to) promptly, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)           Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal, and summary advertisement, (ii) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (iii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and Parent and Purchaser further agree to take all steps necessary to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents, unless a Company Adverse Change Recommendation has occurred and has been communicated to Parent in writing prior to the filing of such Offer Documents with the SEC. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Companies and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.01(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable consideration to any such comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f)                Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

(g)           Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h)           Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for such Shares.

Section 1.02.      Company Actions.

(a)           Schedule 14D-9. Subject to Section 6.01(b), as promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the Company Board Recommendation, unless a Company Adverse Change Recommendation has occurred and has been communicated to Parent in writing prior to the filing of such Offer Documents with the SEC, and include the fairness opinion of the Company’s financial advisor referenced in Section 3.24 and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.02(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)           Stockholder Lists. The Company shall promptly after the date hereof furnish Parent, and if requested by Parent, furnish the Paying Agent and the Depository Agent, with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent, and if requested by Parent, provide to the Paying Agent and the Depository Agent, such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c)           Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

Article 2
MERGER TRANSACTION

Section 2.01.      Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.

Section 2.02.      Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03.      Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Article 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 525 University Avenue, Palo Alto, CA 94301 or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 7.01 shall not be satisfied or, to the extent permitted by applicable Legal Requirements, waived as of such date, in which case the Closing shall take place on the first business day on which all conditions set forth in Section 7.01 are satisfied or, to the extent permitted by applicable Legal Requirements, waived, unless another date or place is agreed to in writing by the Company and Parent prior to the Offer Acceptance Time. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 2.04.      Certificate of Incorporation and Bylaws; Directors and Officers.

(a)            As of the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.04(a).

(b)           As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.04(a), except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation.

(c)           As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Prior to the Closing, each director of the Company and, if so requested by Parent, each officer of the Company, shall execute and deliver a letter effectuating his or her resignation as a member of the Board of Directors and an officer of the Company (but, for the avoidance of doubt, not as an employee of the Company), respectively, to be effective as of the Effective Time.

Section 2.05.      Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)              any Shares owned immediately prior to the Effective Time by the Company (including those held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)             any Shares owned both as of the Offer Commencement Date and immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            any Shares irrevocably accepted for purchase pursuant to the Offer shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv)           except as provided in clauses (i), (ii) and (iii) above and subject to Section 2.05(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.07) shall be converted into the right to receive (A) the Closing Amount in cash, in each case without any interest thereon, subject to any withholding of Taxes in accordance with Section 2.06(e), plus (B) one (1) CVR (clauses (A) and (B), collectively, the “Merger Consideration”); and

(v)            each share of the common stock, $0.001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 2.05(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 2.06.

(b)           If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 2.06.      Exchange Matters; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Closing Amount (payable in respect of the Merger Consideration) to which holders of such Shares shall become entitled pursuant to Section 1.01(b), and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Closing Amount (payable in respect of the Merger Consideration) to which holders of such Shares shall become entitled pursuant to Section 2.05. Promptly after (and in any event no later than the first business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Closing Amount (payable in respect of the Merger Consideration) payable pursuant to Section 1.01(h). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Closing Amount (payable in respect of the Merger Consideration) payable pursuant to Section 2.05 (together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration to holders of Shares in the Merger. To the extent Parent becomes aware that (i) there are any losses with respect to any such investments or (ii) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make promptly all cash payments pursuant to Section 1.01(h) and Section 2.05, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to make all such payments pursuant to Section 1.01(h) and Section 2.05. Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b)           Except as provided in this Section 2.06(b), at the Effective Time, holders of Shares shall not be required to take any action with respect to the exchange of their Shares for the Merger Consideration.

(i)              Any holder of Shares held in direct registry form through the Company’s transfer agent, Computershare Trust Company, N.A. (the “Company Transfer Agent”) shall, subject to compliance with customary procedures of the Paying Agent and the Company Transfer Agent, automatically upon the Effective Time, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as possible after the Effective Time, the Merger Consideration to which such holder shall become entitled pursuant to Section 2.05(a)(iv), and the Shares so exchanged shall be forthwith canceled. Payment of the applicable Merger Consideration with respect to such Shares shall be made only to the Person in whose name such Shares are registered.

(ii)             With respect to Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners of such Shares held, directly or indirectly through DTC shall become entitled pursuant to Section 2.05(a)(iv).

(iii)            No interest shall accrue or be paid on the Merger Consideration payable to holders of Shares in accordance with this Section 2.06(b) for the benefit of the holder thereof. Until exchanged as contemplated by this Section 2.06(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.05.

(c)            At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Closing Amount to which holders of Shares shall become entitled pursuant to Section 2.05) which had been made available to the Paying Agent and not disbursed to holders of Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration to which such holders shall become entitled pursuant to Section 2.05. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Shares for the Merger Consideration to which such holder shall become entitled pursuant to Section 2.05, delivered in respect of such Shares to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)           At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(e)            Each of the Company, the Surviving Corporation, Parent and Purchaser, and their Affiliates, the Paying Agent, the Depository Agent or the Rights Agent, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement, such amounts as are required to be deducted and withheld under any Legal Requirement with respect to Taxes. Any amounts so deducted and withheld and paid over to the applicable Governmental Body in accordance with applicable Legal Requirements shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.07.      Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of such Shares; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.06(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time, and, at or prior to the Effective Time, the Company shall provide the Paying Agent with a list of the names and addresses of the holders of Dissenting Shares, if any, and such other information regarding the Dissenting Shares as the Paying Agent reasonably requests. Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

Section 2.08.      Treatment of Equity Awards and Company ESPP.

(a)           At the Effective Time, and without any action on the part of Parent, Purchaser, the Company, or any other Person, each Company Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount, shall be cancelled and converted into the right of the holder to receive (i) (subject to any applicable withholding Taxes) (i) a lump-sum cash payment equal to (x) the excess (if any) of (A) the Closing Amount over (B) the per Share exercise price subject to such Company Option, multiplied by (y) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (ii) one (1) CVR for each Share subject to such Company Option immediately prior to the Effective Time. For the avoidance of doubt, at the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per Share exercise price that is equal to or greater than the Closing Amount, shall be cancelled with no consideration payable therefor.

(b)           At the Effective Time, and without any action on the part of Parent, Purchaser, the Company, or any other Person, each Company RSU that is then outstanding, whether or not vested, shall be cancelled and converted into the right of the holder to receive (i) (subject to any applicable withholding Taxes) a lump-sum cash payment equal to (x) the Closing Amount, multiplied by (y) the total number of Shares subject to such Company RSU immediately prior to the Effective Time (with the number of Shares underlying any Company RSUs that are subject to performance-based vesting conditions determined based on achievement of actual performance in connection with the Merger, as determined by the Board of Directors or a committee thereof) and (ii) one (1) CVR for each Share subject to such Company RSU immediately prior to the Effective Time.

(c)           Subject to the following sentence, as soon as reasonably practicable after the Effective Time (but in no event later than the second (2nd) regular payroll date that follows the Effective Time or at such later date required to avoid the imposition of Taxes under Section 409A of the Code), Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay, or cause to be paid, the consideration payable pursuant to Section 2.08(a) and Section 2.08(b), without interest and net of any applicable withholding Taxes, to the holders of Company Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s payroll or the Company’s normal payroll procedures. Notwithstanding the foregoing, all payments of the CVRs in respect of Company Options or Company RSUs pursuant this Section 2.08 shall be made by Parent or its applicable affiliate as set forth in the CVR Agreement.

(d)           As soon as practicable following the date hereof, the Company shall take all actions that are necessary or advisable with respect to the Company ESPP to provide that (i) with respect to the offering period under the Company ESPP in effect as of the date hereof, if any (the “ESPP Offering Period”), no individual who was not a participant in the Company ESPP as of the date hereof may enroll in the Company ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such ESPP Offering Period, (ii) no new offering period shall be commenced under the Company ESPP on or after the date hereof, and (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Acceptance Time, then the ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the day that is no later than five business days prior to the date on which the Offer Acceptance Time occurs.

(e)           Prior to the Offer Acceptance Time, the Company shall take all actions that are necessary or advisable (under the Company Equity Plans, the award agreements pursuant to which Company Options and Company RSUs are outstanding or otherwise and the Company ESPP) to effect the transactions described in this Section 2.08 and terminate the Company Equity Plans and the Company ESPP as of immediately prior to the Effective Time, in each case, without liability to the Company, Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries, other than the obligation to make the payments described in this Section 2.08. Parent shall have a reasonable opportunity to review and comment on all resolutions, notices and other documentation effectuating the provisions set forth in this Section 2.08 and the Company shall incorporate all reasonable comments made by Parent to such resolutions, notices, and other documentation.

Section 2.09.      Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Article 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Letter corresponding to the particular Section or subsection in this Article 3; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents, and publicly available prior to the date of this Agreement (other than any general cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents); provided, however, that this clause (c) shall not be applicable to Section 3.03 and Section 3.04):

Section 3.01.      Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Each Subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization. Each Acquired Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, in each case, except as has not had, individually or in the aggregate, a Material Adverse Effect. Each Acquired Company is qualified or licensed to do business as a foreign corporation or other entity, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the nature of its business requires such qualification or licensing, except as has not had, individually or in the aggregate, a Material Adverse Effect.

Section 3.02.      Organizational Documents. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws, and other organizational or governing documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof.

Section 3.03.      Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of: (i) 1,000,000,000 Shares, of which 58,464,222 had been issued and outstanding as of the close of business on February 19, 2026 (the “Capitalization Date”) and (ii) 200,000,000 shares of Company Preferred Stock, of which no shares were outstanding as of the Capitalization Date. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the vesting or settlement of Company RSUs, in each case outstanding as of the Capitalization Date in accordance with their terms as in effect on the Capitalization Date and, from the Capitalization Date to the execution of this Agreement, the Company has not issued any warrants to acquire Shares or any Company Options, Company RSUs or other equity or equity-based awards. All of the outstanding equity interests of the Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)           The Company owns all of the authorized and outstanding capital stock and other equity interests of each of the Company’s Subsidiaries. The outstanding capital stock and other equity interests of the Company’s Subsidiaries owned by the Company are owned free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. The Company does not own, directly or indirectly, any capital stock or other equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or other equity interests of any other Entity. All of the Shares are held either directly or indirectly through DTC or in direct registry form through the Company Transfer Agent.

(c)           (i) None of the outstanding equity interests of any Acquired Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having a right to vote on any matters on which the holders of the outstanding equity interests of such Acquired Company have a right to vote; (iii) there is no Contract to which any Acquired Company is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any equity interests of such Acquired Company; and (iv) as of the date of this Agreement, there are no outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to repurchase or redeem any shares of the capital stock, restricted stock unit, performance stock unit, stock appreciation rights, incentive award measured based on the Shares, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company, in each case other than derivative securities not issued by any Acquired Company. The Shares constitute the only outstanding securities of the Company registered under the Securities Act. No Subsidiary of the Company owns any Shares.

(d)           As of the Capitalization Date: (i) 16,241,558 Shares were reserved and available for issuance pursuant to the Company Equity Plans, of which amount (A) 6,730,586 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (B) 4,124,047 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans (assuming, with respect to Company RSUs that are subject to performance-based vesting conditions, that such conditions are satisfied at maximum levels); (C) 3,809,812 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans (assuming, with respect to Company RSUs that are subject to performance-based vesting conditions, that such conditions are satisfied at target levels); (D) 15,260 Shares were subject to outstanding purchase rights under the Company ESPP (assuming a purchase price equal to the fair market value of a Share on the first day of the ESPP Offering Period); and (E) 3,921,273 Shares were reserved for issuance under the Company Equity Plans for awards not yet granted; and (ii) 1,465,652 Shares were reserved and available for issuance pursuant to outstanding purchase rights under the Company ESPP.

(e)           Except as set forth in Section 3.03(a) and except for the Company Options, Company RSUs and purchase rights under the Company ESPP outstanding as of the date of this Agreement (and Shares issuable upon the exercise or settlement thereof), as of the date of this Agreement, there are no: (i) outstanding shares of capital stock or other securities of the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, any shares of the capital stock, restricted stock unit, performance stock unit, stock appreciation rights, incentive award measured based on the Shares, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company, in each case other than derivative securities not issued by any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company; (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) voting trusts or other Contract to which any Acquired Company is a party with respect to the voting of capital stock of any Acquired Company.

(f)            Section 3.03(f) of the Company Disclosure Letter sets forth a listing of all awards of the Company Options and Company RSUs that are outstanding as of the close of business on the Capitalization Date, indicating, with respect to each such outstanding Company Option and Company RSU, (i) the name of the holder, (ii) the type of award (e.g., nonqualified stock option, incentive stock option or Company RSU), (iii) the Company Equity Plan under which the Company Option or Company RSU was granted, (iv) the grant date, (v) the number of Shares subject thereto (at target and maximum performance, if applicable), (vi) the vesting schedule, (vii) with respect to each award of Company Options, the per Share exercise price, and (viii) with respect to each award of Company Options, the expiration date. Other than as set forth on such schedule, the equity based awards in the ungranted equity pool under the Company Equity Plans, or purchase rights under the Company ESPP, as of the Capitalization Date, there are no issued, reserved for issuance, outstanding or authorized stock options, restricted stock units, performance stock units, subscriptions, options, warrants, calls, rights, stock appreciation rights, incentive awards measured based on the Shares, phantom stock, profit participation, or similar equity or equity based awards with respect to any Acquired Company. Each Company Option and Company RSU was granted and has at all times been administered in compliance with all applicable Legal Requirements and the terms and conditions of the Company Equity Plan and agreement under which it was granted. Each Company Option has a per share exercise price equal to or greater than the fair market value of a Share on the date of grant as determined in accordance with Section 409A and Section 422 of the Code, as applicable. Each Company Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. Each Company Option and Company RSU is exempt from Section 409A of the Code.

Section 3.04.      Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Board of Directors has (a) determined that this Agreement, and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which resolutions, subject to Section 6.01, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Transactions, assuming the accuracy of the representations set forth in Section 4.08.

Section 3.05.      SEC Filings; Financial Statements.

(a)           Since January 1, 2024, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2001, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)           The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on its financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2025, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)           The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e)           No Acquired Company is a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company SEC Documents.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company.

(g)            Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)              The information with respect to the Acquired Companies that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of, at any time such document is amended or supplemented and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)             Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Purchaser and their respective Representatives specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 3.06.      Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2025, through the date of this Agreement:

(a)           (i) except for the execution and performance of this Agreement, and the discussions, negotiations and transactions related hereto, each Acquired Company has operated in all material respects in the ordinary course of business consistent with past practice, and (ii) no Acquired Company has taken any action or failed to take any action that would have constituted a breach of (A) Sections 5.02(b)(i), 5.02(b)(ii), 5.02(b)(iv), 5.02(b)(v), 5.02(b)(vi), 5.02(b)(vii), 5.02(b)(viii), 5.02(b)(ix), 5.02(b)(x), 5.02(b)(xii), 5.02(b)(xiv), 5.02(b)(xv), 5.02(b)(xvi), 5.02(b)(xvii), 5.02(b)(xviii), 5.02(b)(xix), 5.02(b)(xx) or 5.02(b)(xxii) or (B) Section 5.02(b)(xxiii), solely with respect to the foregoing clause (A), in each case, had such action been taken after the execution of this Agreement without the prior consent of Parent; and

(b)           there has not occurred any Material Adverse Effect.

Section 3.07.      Title to Assets. The Acquired Companies have good and valid title to all assets (excluding Intellectual Property Rights and Personal Data) owned by the Acquired Companies as of the date of this Agreement, and all of such assets are owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as has not had, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.      Real Property.

(a)           No Acquired Company owns any real property.

(b)           Each Acquired Company holds valid and existing leasehold interests in the Leased Real Property that is leased or subleased by such Acquired Company from another Person, free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as has not had, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2024, no Acquired Company has received any notice regarding (i) any material violation or breach or default under any Real Property Lease that has not since been cured, (ii) any pending or threatened in writing condemnation of any portion of the Leased Real Property or (iii) building, fire or zoning code violations with respect to the Leased Real Property, in each case in clauses (i) through (iii), that is material to the Acquired Companies, taken as a whole.

Section 3.09.      Intellectual Property.

(a)            Section 3.09(a) of the Company Disclosure Letter sets forth a list of all Owned Registered IP and Licensed Registered IP (including issued Patents and Patent applications, Trademark registrations and applications, and Copyright registrations and applications). All Registered IP material to any of the businesses of any of the Acquired Companies is, to the knowledge of the Company, (i) subsisting, (ii) other than any pending applications therefor, not invalid or unenforceable, and (iii) not subject to any outstanding order, judgment or decree adversely affecting any Acquired Company’s use thereof or rights thereto. The Acquired Companies are the sole and exclusive beneficial owners (and in the case of Registered IP, record owners) of all Company IP material to any of the businesses of any of the Acquired Companies. The Acquired Companies have complied with all Legal Requirements regarding the duty of disclosure, candor and good faith in connection with each Patent that is owned by, or purported to be owned by, or prosecuted by, or purported to be prosecuted by any of the Acquired Companies.

(b)           No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, investigation or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is or has been pending, or threatened in writing against, any Acquired Company in which the claim construction, validity, enforceability, priority, inventorship or ownership of any Owned Registered IP or, to the knowledge of the Company, Licensed Registered IP is being or has been contested or challenged.

(c)           The Acquired Companies (i) own and possess all rights, title and interest in and to all Company IP and (ii) have the valid right to use (A) the Company IP and (B) pursuant to a valid and enforceable written agreement, the Company Licensed IP, in each case (i) and (ii), in the operation of the business of the Acquired Companies as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)           The Acquired Companies have used commercially reasonable efforts to maintain the confidentiality of (i) Trade Secrets owned, purported to be owned, or materially used by any Acquired Company and (ii) other confidential information, in each case (i) and (ii), material to the business of any Acquired Company, including requiring all Persons to whom such Trade Secrets or confidential information have been disclosed by any Acquired Company to be bound by written obligations of confidentiality, except with respect to disclosures of Trade Secrets or information made in the ordinary course of business consistent with past practice, including in connection with an industry publication or presentation approved by an Acquired Company or as embodied in a new patent application filed by an Acquired Company. Except as has not been, and would not reasonably be expected to be, material to the operation of the business of any Acquired Company, to the knowledge of the Company, no Trade Secret or information that is the subject of this Section 3.09(d) has been disclosed improperly by any Person.

(e)           (i) To the knowledge of the Company, the operation of the Acquired Companies’ respective businesses as conducted since January 1, 2020, does not (and will not upon the commercialization of any Product Candidates, as such Product Candidates currently exist) infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person, and (ii) since January 1, 2020 through the date of this Agreement, there has been no Legal Proceeding pending or threatened in any written notice or other written communication directed to any Acquired Company relating to any allegations of the foregoing against any Acquired Company, which includes any such allegations (including in the form of an invitation to enter into a license) against any Acquired Company and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to provide the basis for any such allegations as of the date of this Agreement.

(f)            Since January 1, 2020 through the date of this Agreement, to the knowledge of the Company, (i) no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company IP or Company Licensed IP and (ii) there has been no Legal Proceeding pending or threatened in writing relating to any allegations of the foregoing made by any Acquired Company, any of their respective licensors, or, to the knowledge of the Company, any other Person.

(g)           None of the Company IP, or to the knowledge of the Company, Company Licensed IP is subject to any outstanding injunction, order, decree, charge, consent, judgment, covenant not to sue, settlement, ruling or other disposition of dispute, in each case, that restricts the use, transfer, registration or licensing of any Company IP or Company Licensed IP by any Acquired Company, or otherwise adversely affects the ownership, validity, scope, use, registrability, or enforceability of any such Company IP or Company Licensed IP. None of the Acquired Companies or, to the knowledge of the Company, any of their respective licensors have received any written notice that any Company Licensed IP is subject to any outstanding injunction, order, decree, charge, consent, judgment, settlement, ruling or other disposition of dispute, in each case, that adversely restricts the use, transfer, registration or licensing of any such Company Licensed IP by any Acquired Company or otherwise adversely affects the ownership, validity, scope, use, registrability or enforceability of any such Company Licensed IP.

(h)           Each individual who is or was involved in the creation or development of any material Company IP is or was, at the time of creation or development, subject to a valid and enforceable agreement containing a present assignment of such Intellectual Property Rights to the applicable Acquired Company and is subject to valid and enforceable confidentiality provisions protecting such Intellectual Property Rights, and, to the knowledge of the Company, no individual who is or was involved in the creation or development of any material Company Licensed IP has failed to sign such an agreement. To the knowledge of the Company, there is no material breach under any such agreement. To the knowledge of the Company, no individual retains any material right or interest in any such Intellectual Property Right, including any entitlement to compensation due pursuant to any Legal Requirement in relation to such Intellectual Property Right.

(i)            No material Company IP or, to the knowledge of the Company, material Company Licensed IP was developed with any funding, facilities, personnel, or other material support or resources from any Governmental Body, any foundation, nonprofit, charity, non-governmental organization, or any public or private university, college, or other educational institution or research center, in a manner that would give any such entities an ownership interest in any such material Company IP or material Company Licensed IP. No Acquired Companies or, to the knowledge of the Company, any of their respective licensors has failed to comply in any material respect with any invention disclosure, election of title or patent reporting requirements with respect to any material Company IP or material Company Licensed IP developed with funding, facilities, personnel or other material support or resources from any Governmental Body.

(j)            Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Companies to conduct their respective business as currently conducted, (ii) the Acquired Companies have taken commercially reasonable actions, consistent with current industry standards and Privacy Requirements, sufficient to protect the confidentiality, integrity and security of the Company IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) and Sensitive Data against any unauthorized use, access, interruption, modification or corruption, including (x) the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures and (y) the implementation and maintenance of a written information security program comprising administrative, technical, and physical safeguards, and (iii) since January 1, 2020, there has been no actual, reasonably suspected, or alleged Security Breach or unauthorized use, access, interruption, modification, loss or corruption of any of the Company IT Assets (or any data stored or contained therein or processed or transmitted thereby).

(k)           The consummation of the Transactions will not result in (i) the loss or impairment of, (ii) except for payments to patent offices to record the Transactions in the ordinary course of business consistent with past practice, payment of any additional amounts with respect to, or (iii) require the consent of any other Person in respect of, in each case of clauses (i)-(iii), any Acquired Company’s right to own or use any of the material Company IP or material Intellectual Property Rights licensed to any Acquired Company, in each case, in the same manner as owned or used immediately preceding the consummation of the Transactions.

Section 3.10.      Data Privacy.

(a)           The Acquired Companies are, and have been, at all times since January 1, 2024 in compliance in all material respects with all Privacy Requirements. The Acquired Companies have implemented controls, including policies and procedures, reasonably designed to ensure compliance with the Privacy Requirements and have adopted and published privacy notices and policies that accurately describe their privacy practices in all material respects. The execution, delivery, performance and consummation by the Acquired Companies of the Transactions contemplated hereby (including the Processing of Personal Data by the Acquired Companies in connection therewith) will not violate in any material respect any applicable Privacy Requirements. The Acquired Companies have not provided any Person or any Covered Person access to or the ability to access Sensitive Personal Information in material violation of the DOJ Final Rule, the PADFAA, or the NIH Policy.

(b)           Since January 1, 2024, all Personal Data collected from all Acquired Companies’ websites, digital properties, and otherwise by the Acquired Companies has been collected, maintained, used or otherwise Processed by the Acquired Companies in material compliance with obligations under the Privacy Requirements, except in each case with respect to the foregoing, as would not, individually or in the aggregate, have a Material Adverse Effect. The Acquired Companies do not use or deploy third-party cookies, pixels or other online tracking technologies to collect Personal Data from, or target for, recruitment or advertising purposes actual or potential customers or trial participants except in compliance in all material respects with applicable Privacy Requirements.

(c)           Since January 1, 2024, the Acquired Companies have not given, and have not been obligated by applicable Legal Requirement, Governmental Body, or other Privacy Requirement to give, notice to any Person of any such Security Breach. Since January 1, 2024, the Acquired Companies have not received any notice of any material Legal Proceedings, claims, investigations (including investigations by a Governmental Body), or alleged violations of Privacy Requirements with respect to Personal Data Processed by the Acquired Companies.

Section 3.11.      Contracts.

(a)           Section 3.11(a) of the Company Disclosure Letter identifies each Contract to which any Acquired Company is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement and identifies each such Material Contract under the applicable clause of Section 3.11(a) to which it applies. For purposes of this Agreement, each of the following to which any Acquired Company is a party or by which it is bound as of the date of this Agreement (other than nondisclosure agreements entered into (x) in the ordinary course of business consistent with past practice or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions) constitutes a “Material Contract”:

(i)              any Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Body and pursuant to which (A) any Acquired Company will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on any Acquired Company’s conduct;

(ii)             any Contract (A) limiting the freedom or right of any Acquired Company to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Company to sell, distribute or manufacture any products or services for any other Person;

(iii)            any Contract that requires by its terms, or is reasonably expected to require, the payment or delivery of cash or other consideration to or by any Acquired Company in an aggregate amount having a value in excess of $5,000,000 in the fiscal year ended December 31, 2025 or ending December 31, 2026, and in each case (A) that could not or, if still in effect, cannot be cancelled by such Acquired Company without penalty or further payment without more than sixty (60) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, material transfer agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business consistent with past practice);

(iv)            any distribution, wholesale, third-party logistics, pharmacy benefit manager or payer Contract, in each case that requires by its terms, or is reasonably expected to require, the payment or delivery of cash to or by any Acquired Company in an aggregate amount having a value in excess of $5,000,000 in the fiscal year ended December 31, 2025 or ending December 31, 2026;

(v)             any Contract relating to Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company;

(vi)            any Contract with any Person constituting, or relating to the formation, creation, operation, management or control of, a joint venture, collaboration, partnership, limited liability company, strategic alliance, joint development, joint commercialization, research or development project, or similar arrangement, in each case that is material to the business of an Acquired Company;

(vii)           any supply Contract or Contract with a contract manufacturing organization, contract manufacturing and development organization or a contract research organization that requires by its terms, or is reasonably expected to require, the payment or delivery of cash by any Acquired Company in an aggregate amount having a value in excess of $2,000,000 in the fiscal year ended December 31, 2025 or ending December 31, 2026;

(viii)          any Contract with a health care professional involving the issuance or transfer to such health care professional of any equity, investment, ownership, or similar interest in any Acquired Company;

(ix)             any Contract that by its express terms requires any Acquired Company, or any successor to, or acquirer of, any Acquired Company, to make any payment to another Person as a result of a change of control of any Acquired Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(x)              any collective bargaining agreement or any other labor-related Contract, agreement, understanding, or arrangement with any labor union, other labor organization or employee representative body representing any of the Company’s employees;

(xi)            any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of any Acquired Company, the pledging of the capital stock or other equity interest of any Acquired Company or the issuance of any guaranty by any Acquired Company;

(xii)           any material (A) In-bound License and (B) Out-bound License (provided, that any exclusive Out-bound License shall be deemed material);

(xiii)          any Contract pursuant to which any Acquired Company has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of research, development, regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of any Acquired Company, in each case of clauses (A) and (B) that cannot be terminated by such Acquired Company without penalty without more than sixty (60) days’ notice and requires by its terms, or is reasonably expected to require, the payment or delivery of cash by any Acquired Company in an aggregate amount having a value in excess of $5,000,000 in the fiscal year ended December 31, 2025 or ending December 31, 2026;

(xiv)          each Contract for the acquisition or divestiture of a business or of material assets that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations), but excluding any material transfer agreements, agreements for acquisition of supplies or equipment, clinical trial agreements and non-exclusive license agreements, in each case, that were entered into in the ordinary course of business consistent with past practice;

(xv)           any Contract that relates to any swap, forward, futures or other similar derivative transaction with a notional value in excess of $150,000;

(xvi)          any Contract that contains a put, call, right of first refusal, right of first negotiation or similar right pursuant to which any Acquired Company could be required to purchase or sell, or offer for purchase or sale, or exclusively license, as applicable, any (A) equity interests of any Person or (B) material assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses, in each case (A) and (B) for an amount in excess of $1,000,000;

(xvii)         any Contract with a sole source supplier material to the conduct of the business of an Acquired Company as currently conducted and in which a reasonable alternative supplier is not available;

(xviii)        any Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to an Acquired Company;

(xix)          any Contract between any Acquired Company and any Governmental Body, academic institution or research center;

(xx)            any Real Property Lease;

(xxi)           any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xxii)          any Contract (A) with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing or (B) in which any of the foregoing Persons has a direct or indirect material financial interest.

(b)           The Company has made available to Parent an accurate and complete copy of each Material Contract or has publicly filed each Material Contract (without redactions or omissions) in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Company nor, to the knowledge of the Company, any other party is in material breach of, or material default under, any Material Contract and no Acquired Company nor to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Companies party thereto and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2024 through the date of this Agreement, no Acquired Company has received or delivered any written notice or, to the knowledge of the Company, oral notice, regarding any violation or breach or default under any Material Contract that has not since been cured. None of the Acquired Companies has waived in writing any rights under any Material Contract, the waiver of which would reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.12.      Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Companies (other than resulting from any breach or acceleration thereof); (d) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2025 (it being understood that breaches of Legal Requirements shall not be deemed to be liabilities incurred in the ordinary course of business consistent with past practice); and (e) liabilities that are not, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

Section 3.13.      Compliance with Legal Requirements. Each Acquired Company is, and since January 1, 2024, has been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2024, through the date of this Agreement, no Acquired Company has been given written notice of, or, to the knowledge of the Company or to the knowledge of any other Acquired Company, been charged with, any violation of, any applicable Legal Requirement, except as would not be material to the Acquired Companies, taken as a whole.

Section 3.14.      Regulatory Matters.

(a)           Since January 1, 2024, except as would not be material to the Acquired Companies, taken as a whole, each Acquired Company has filed, maintained or furnished with the applicable regulatory authorities (including the FDA, European Medicines Agency (“EMA”) or any other Governmental Body performing functions similar to those performed by the FDA, EMA or otherwise having jurisdiction over the pricing, reimbursement, safety, efficacy, approval, development, testing, labeling, manufacture, storage, distribution or commercialization, of pharmaceutical or biological products (such other Governmental Bodies, collectively, the “Specified Governmental Bodies”)) all required filings, declarations, listings, registrations, reports, submissions, applications, supplements, amendments, modifications, notices and other documents, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports, submissions, applications, supplements, amendments, modifications, notices and other documents filed or submitted after January 1, 2024 (i) have been made available to Parent, and (ii) except as would not be material to the Acquired Companies, taken as a whole, were in compliance with applicable Legal Requirements, including all applicable Health Care Laws, in all respects when filed, maintained or furnished, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports, submissions, applications, supplements, amendments, modifications, notices and other documents. Since January 1, 2024, any updates, changes, corrections or modifications to such materials required under applicable Legal Requirements, including all applicable Health Care Laws, have been submitted to FDA, EMA and other Specified Governmental Bodies in compliance with such Legal Requirements in all material respects.

(b)           Except as would not be material to the Acquired Companies, taken as a whole, all nonclinical studies and clinical trials sponsored or conducted by or on behalf of any Acquired Company or, to the knowledge of the Company, by any Acquired Company’s research, development, collaboration or similar partners with respect to any Product Candidates of any Acquired Company while acting in such capacity (each such party, other than Parent or any Affiliate of Parent, a “Collaboration Partner”), have been since January 1, 2024, and are being, conducted in compliance with all applicable Legal Requirements, rules, regulations and binding guidances, including Good Laboratory Practices, Good Manufacturing Practices, and Good Clinical Practices requirements, other Health Care Laws, applicable research protocols and federal, ex-U.S. and state laws, rules, regulations and binding guidances, including those related to human subject protection. Since January 1, 2024, no clinical trial sponsored or conducted by or on behalf of any Acquired Company has been terminated, delayed or suspended prior to completion for safety or other non-business reasons, and neither the FDA, the EMA nor any other Specified Governmental Body, clinical investigator or contract research organization that has participated or is participating in, data safety monitoring board, institutional review board or similar entity that has or has had jurisdiction over, a clinical trial conducted or sponsored by or on behalf of any Acquired Company has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a partial or full clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any Acquired Company, or alleged any material violation of any Health Care Law in connection with any such clinical trial. The Acquired Companies or an agent on their behalf periodically reviews clinical trial sites participating in any Acquired Company-sponsored trial for compliance with all applicable Health Care Laws.

(c)           Since January 1, 2024, no Acquired Company nor, to the knowledge of the Company, any Company Associate, employee, agent, or clinical investigator has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Specified Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA, Centers for Medicare and Medicaid Services or any other Specified Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 43191 (September 10, 1991) or for the EMA or any other Specified Governmental Body to invoke any similar policy. No Acquired Company is the subject of any pending or, to the knowledge of the Company, threatened in writing investigation or other action by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Policy or by the EMA or any other Governmental Body in any similar investigation or other action. No Acquired Company nor any Company Associate or clinical investigator of any Product Candidates or, to the knowledge of the Company, any Collaboration Partner (1) has been suspended, debarred, excluded or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement, (B) exclusion under any federal or individual state program including but not limited to Federal Health Care Programs (as defined in 42 U.S.C. Section 1320a-7(b)(f)) or any similar Legal Requirement, or (C) disqualification from serving as an investigator under 21 C.F.R. Parts 312 or 812, (2) are currently subject to or, to the knowledge of the Company, have been threatened with, an investigation or proceeding that could reasonably be expected to result in such debarment, exclusion or suspension, (3) have been assessed, or threatened in writing, with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003, (4) are, or have been listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, or (5) charged with, convicted of, or entered a plea of guilty or nolo contendere to a crime or any criminal or civil offense relating to the delivery of any item or service under any U.S. federal or state health care programs, including Federal Health Care Programs.

(d)           Each Acquired Company is, and since January 1, 2024, has been, in compliance in all material respects with all applicable Health Care Laws. The Product Candidates are being, and since January 1, 2024, have been, developed, processed, tested, labeled, manufactured, imported, exported, stored, and distributed, as applicable, in all material respects with all Health Care Laws, including Good Manufacturing Practices and Good Tissue Practices. Since January 1, 2024, (i) no Acquired Company is or has been subject to any enforcement, regulatory, administrative or other Legal Proceedings against or affecting any Acquired Company or any Product Candidate relating to or arising under any Health Care Law or other applicable Legal Requirement, or contractual requirement, and no such enforcement, regulatory, administrative or other Legal Proceeding has been threatened in writing, (ii) no Acquired Company has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Legal Proceeding against or affecting any Acquired Company or any Product Candidate relating to or arising under any Health Care Law, and to the knowledge of the Company, there is not pending any allegation that any operation or activity of any Acquired Company relating to any Acquired Company’s business or any Product Candidate is in violation of any Health Care Law, (iii) as of the date of this Agreement, no Acquired Company, nor, to the knowledge of the Company, any of the Company’s vendors, has received any Form FDA-483 or other Specified Governmental Body notices of violations, inspectional observations, warning letters, untitled letters or other similar written administrative, regulatory or enforcement notice, and (iv) no Acquired Company is subject to a deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement mandating or prohibiting future or past activities. No Person has filed against an Acquired Company an action relating to the Acquired Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)           Since January 1, 2024, (i) no investigational new drug application, new drug application, or similar document filed by or on behalf of any Acquired Company with the FDA, EMA or any other Specified Governmental Body has, to the knowledge of the Company, been withdrawn, terminated or suspended, and (ii) no Acquired Company nor, to the knowledge of the Company, any Collaboration Partner, has received any written notice from a Governmental Body that any Product Candidate cannot be researched, developed, tested, labeled, manufactured, imported, exported, stored, or distributed substantially in the manner presently performed or contemplated by any Acquired Company or any Collaboration Partner.

(f)            Since January 1, 2024, each Acquired Company and, to the knowledge of the Company, its Collaboration Partners have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all (i) internal or third-party audits, inspections, investigations or examinations related to the Product Candidates and each Acquired Company’s business; (ii) adverse event reports relating to the Product Candidates; (iii) Form FDA-483s, warning letters, untitled letters or other similar documents outlining actual or potential deficiencies or violations of law; (iv) material patient complaints relating to the Product Candidates; (v) medical incident reports relating to the Product Candidates; and (vi) material corrective and preventive actions relating to the Product Candidates and each Acquired Company’s business.

(g)           There have been no allegations or investigations into research misconduct or data integrity misconduct (i.e., falsification or fabrication of data or plagiarism) with respect to any nonclinical studies or clinical trials sponsored or conducted by or on behalf of any Acquired Company or, to the knowledge of the Company, by any Collaboration Partner with respect to any Product Candidates of any Acquired Company.

(h)           Since January 1, 2024, no Acquired Company has either voluntarily or involuntarily initiated, conducted, or issued, any recall, safety alert, report, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate, and as of the date here of, neither the FDA, EMA, or any other Specified Governmental Body has ordered, commenced, or threatened to initiate any action to cause the same, and to the Company’s knowledge, there are no circumstances that would be reasonably likely to result in any such notice or action or any termination or suspension of distribution or development of any Product Candidate.

(i)            The Acquired Companies have implemented and maintain a compliance program that addresses compliance with Health Care Laws that conforms in all material respects to industry standards.

(j)            The compensation that the Acquired Companies pay, and have paid to licensed health care professionals complies with all applicable Health Care Laws in all material respects and, (i) is for bona fide purposes, (ii) is for commercially reasonable services required by the Acquired Company for its respective business or operations, and (iii) contemplates compensation consistent with fair market value for such services.

(k)           No Acquired Company (i) is, or has been, a “Covered Entity” or a “Business Associate,” as those terms are defined by HIPAA, and (ii) has entered into a “Business Associate Agreement” with any “Covered Entity,” as such terms are defined by HIPAA.

Section 3.15.      Certain Business Practices. No Acquired Company nor, to the knowledge of the Company, any of its Representatives (in each case, acting in the capacity of a Representative, and for the benefit, of the Acquired Companies) has (a) used any funds (whether of the Acquired Companies or otherwise) for contributions, gifts, entertainment or other expenses relating to political activity in violation of applicable Legal Requirements, (b) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of applicable Legal Requirements or (c) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws, export control laws, or sanctions or any rules or regulations promulgated thereunder or any other applicable Legal Requirement of similar effect, in each case of (a), (b) and (c), except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2023 through the date of this Agreement, no Acquired Company has received any written communication from a Governmental Body that alleges any of the foregoing.

Section 3.16.      Governmental Authorizations. The Acquired Companies hold all material Governmental Authorizations, including those required under Health Care Laws, necessary for the Acquired Companies to conduct their respective businesses as presently conducted. The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, and each Acquired Company is in material compliance with the terms and requirements of such Governmental Authorizations.

Section 3.17.      Tax Matters. Except as would not be material to the Acquired Companies, individually or in the aggregate,

(a)           All Tax Returns required to be filed by each Acquired Company with any Governmental Body (the “Company Returns”) have been filed, and such Tax Returns (taking into account any amendments thereto) are complete and accurate in all respects. All Taxes required to have been paid by each Acquired Company (whether or not shown on the Company Returns) have been paid to the relevant Governmental Body.

(b)           Each Acquired Company has complied with all applicable Legal Requirements relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, stockholder, customer or other third party.

(c)           (i) There is no audit, examination or Legal Proceeding that is ongoing, pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Taxes or with regard to any Company Return and (ii) no written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns or pay Taxes that such Acquired Company is or may be required to file a Tax Return or be subject to Tax in that jurisdiction. No tolling, extension or waiver of the statute of limitation period applicable to any of the Company Returns has been granted and is currently in effect (other than pursuant to customary extensions of the due date for filing a Tax Return).

(d)           No deficiency of any amount of Taxes has been asserted in writing as a result of any audit, examination or Legal Proceeding by any Governmental Body that has not been paid, accrued for or been contested in good faith and in accordance with applicable Legal Requirements.

(e)           No Acquired Company (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of any state, local or non-U.S. Tax law), or as a transferee or successor or otherwise by operation of Legal Requirements (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice).

(f)            During the two (2)-year period ending on the date hereof, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)           No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

(h)           No Acquired Company is a party to, bound by, or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business consistent with past practice).

(i)            There are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than Permitted Encumbrances.

Section 3.18.      Employee Matters; Benefit Plans.

(a)           The Company has provided to Parent a census (the “Census”) that contains a true, correct, and complete list, as of a recent practicable date, of, for (i) each employee of an Acquired Company (including any individual who has been hired by an Acquired Company but has not yet begun active service), the name or unique employee identification number, current annual base salary or current hourly wages, as applicable, last annual bonus received, current target annual bonus opportunity, title, hire date, whether full-time or part-time, and status as being exempt or non-exempt from the application of state and federal wage and hour laws. Within ten (10) days following the date of this Agreement, the Company shall furnish or otherwise make available to Parent a schedule (i) with respect to each employee of an Acquired Company, employee visa type (including date of expiration), if any, and status if on leave and (ii) each independent contractor or other individual non-employee service provider engaged by any Acquired Company, together with the name or unique identifier, general description of duties, and rate of compensation for each such contractor or service provider. Except as required by applicable Legal Requirements or as would not be material to the Acquired Companies, taken as a whole, the employment of each of the Acquired Companies’ employees is terminable by the applicable Acquired Company at-will, subject to any severance rights contained in any applicable Employee Plan made available to Parent, and except as would not be material to the Acquired Companies, taken as a whole, each of the Acquired Companies’ independent contractors or other individual non-employee service providers is terminable at any time upon thirty (30) days’ notice or less, without any liability to the Acquired Companies (other than with respect to the obligation to provide notice). No later than the Effective Time, the Company shall provide to Parent updated Censuses, setting forth the information provided for in this Section 3.18(a) as of immediately prior to the Closing.

(b)           No Acquired Company is a party to, or bound by, any collective bargaining agreement or any other labor-related Contract, agreement, understanding or arrangement with any labor union, other labor organization or employee representative body representing any of its employees, and no employees of any Acquired Company are represented by any labor union, other labor organization or other employee representative body with respect to their employment with any Acquired Company. Since January 1, 2024, there has not been any unfair labor practice charge, grievance, arbitration, strike, lockout, slowdown, interruption of work, petition or demand for recognition by or on behalf of any labor union, or group of employees, or other union organizing activity or dispute, or, to the knowledge of the Company, any threat thereof, by any employees of any Acquired Company with respect to their employment with the Acquired Companies.

(c)           Except as would not be material to the Acquired Companies, taken as a whole, since January 1, 2024, each Acquired Company has been in compliance with all applicable Legal Requirements related to employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, overtime, meals and rest breaks, employee and independent contractor classification, child labor, immigration and work authorization, employment discrimination, harassment, health and safety, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, affirmative action, workers’ compensation, labor relations, continuation coverage under group health plans, wage payment, employee leave issues and unemployment insurance (collectively, “Employment Laws”). The Acquired Companies are, and have been since January 1, 2024, in material compliance with the WARN Act and have no liabilities or other obligations thereunder. All employees, independent contractors, contingent workers, and other service providers have been properly classified under applicable Legal Requirements as employees or independent contractors and as exempt or non-exempt from minimum wage and overtime requirements (in each case, within the meaning of or pursuant to the Fair Labor Standards Act and similar applicable Legal Requirements), except as would not be material to the Acquired Companies, taken as a whole.

(d)           Since January 1, 2024, no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity, gender or any other class protected by applicable Legal Requirements) have been made against any current or former officer, director or supervisory-level Company Associate and none of the Acquired Companies nor any Company Associate has entered into any settlement agreement related to his or her employment or service with any Acquired Company related to any such allegations by any such Person. No material Legal Proceeding by or on behalf of any current or former employee, officer, director, independent contractor, contingent worker or other service provider or applicant has been brought or, to the knowledge of the Company, threatened against the Acquired Companies relating to Legal Requirements, including but not limited to, those respecting employment and employment practices, including Employment Laws.

(e)           Except as would not be material to the Acquired Companies, taken as a whole, to the knowledge of the Company, no current or former employee, officer, independent contractor or other service provider of any Acquired Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement or restrictive covenant obligation: (i) with or to any Acquired Company or (ii) with or to a former employer of any such individual relating to the right of any such individual to provide services to any Acquired Company or the knowledge or use of Trade Secrets or other proprietary or confidential information.

(f)            No employee of any Acquired Company at the level of vice president or higher has given notice of termination of employment or, to the knowledge of the Company, has a present intention to terminate employment with the Acquired Companies prior to the one (1)-year anniversary of the Closing Date.

(g)           Section 3.18(g) of the Company Disclosure Letter sets forth a list of each material Employee Plan (other than agreements and instruments that do not materially deviate from the forms delivered or made available to Parent prior to the execution of this Agreement, provided that such forms have been disclosed in Section 3.18(g) of the Company Disclosure Letter). The Company has, prior to the execution of this Agreement, either delivered or made available to Parent with respect to each material Employee Plan copies of, to the extent applicable: (i) all plan documents (or, if not reduced to writing, a written summary of all material plan terms) and all amendments thereto, and all related trust or other funding documents, (ii) the current summary plan description and any material modifications thereto, if any, (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iv) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Body with respect to an Employee Plan, (v) the most recent determination, advisory, or opinion letter received from the IRS with respect to the Employee Plan, (vi) results of non-discrimination testing for the last three (3) years, with details of any related corrections, and (vii) copies of Forms 1094-C and sample Forms 1095-C filed by an Acquired Company that served as an “applicable large employer” or member of an “applicable large employer group” within the meaning of the Patient Protection and Affordable Care Act for 2019 through 2025.

(h)           No Acquired Company or any of its respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has during the past six (6) years, sponsored, maintained, administered or contributed to (or been required to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, (i) any plan that is or was subject to Title IV of ERISA or Code Sections 412 or 430, or is otherwise a “defined benefit plan” within the meaning of Section 3(35) of ERISA, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iv) any “multiple employer plan,” as described in Code Section 413(c) or Section 210 of ERISA.

(i)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan or result in material liability, contingent or otherwise, to any Acquired Company. Each of the Employee Plans was established and has been operated, funded, and administered in material compliance with its terms and all applicable Legal Requirements, including ERISA and the Code. To the knowledge of the Company, no Acquired Company is or could reasonably be expected to be subject to a liability pursuant to Section 502 of ERISA or a Tax or penalty imposed pursuant to Section 4975 or 4976 of the Code, except as would not be material to such Acquired Company. There are no pending, or, to the knowledge of the Company, threatened or anticipated material claims, actions, suits or Legal Proceedings by, on behalf of or with respect to any Employee Plan, by any current or former employee or other service provider of any Acquired Company or beneficiary covered under any such plan, or otherwise involving any such Employee Plan (other than routine claims for benefits). Except as would not be material to the Acquired Companies, taken as a whole, (i) there are no, and for the last six (6) years there have not been, any audits or investigations by any Governmental Body involving any Employee Plan or the assets thereof and (ii) no Employee Plan is, or within the last six (6) years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(j)             Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement) where the full cost of such benefit is borne entirely by the applicable individual (or his or her eligible dependents or beneficiaries), no Acquired Company nor any Employee Plan has any present or future obligation to provide post-retirement, post-employment or post-service medical, dental, disability, hospitalization, life or similar health or welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or independent contractor of any Acquired Company, including pursuant to any retiree medical benefit plan or other retiree welfare plan.

(k)           Except as otherwise provided for in Section 2.08 of this Agreement, neither the execution of this Agreement nor the consummation of the Transactions could (either alone or in combination with other events or circumstances) (i) entitle any current or former employee, director, officer, independent contractor or other service provider of any Acquired Company to severance pay, unemployment compensation or any other payment or benefit or increase thereof, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any current or former employee, director, officer, independent contractor or other service provider of any Acquired Company, (iii) directly or indirectly cause any Acquired Company to transfer or set aside any assets to fund any payments or benefits under any Employee Plan, or (iv) limit or restrict the right of the Company to amend, modify, or terminate any Employee Plan.

(l)            (i) The consummation of the Transactions will not (either alone or in combination with other events or circumstances) result in any “excess parachute payment” within the meaning of Section 280G of the Code, (ii) no Employee Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, and (iii) none of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or independent contractor or other service provider of any Acquired Company for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

Section 3.19.      Environmental Matters.

(a)           Each Acquired Company is and, since January 1, 2023, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, except as has not had, individually or in the aggregate, a Material Adverse Effect.

(b)           Except for matters that have been resolved without ongoing obligations or have not had, and would not have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company has received in writing any notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Company relating to or arising under Environmental Laws.

(c)           Except as has not had, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no Releases of Hazardous Materials have occurred on, at, under or from any property or facility currently or formerly owned, leased, operated or used by any Acquired Company, including the Leased Real Property.

Section 3.20.      Insurance. The Company has delivered or made available to Parent a copy of all material insurance policies relating to the business, assets and operations of the Acquired Companies. Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies in the biotechnology industry of similar size and stage of development. To the knowledge of the Company, all such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder except for such defaults as have not had, individually or in the aggregate, a Material Adverse Effect. There is no claim pending under any of the Acquired Companies’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies except for such claims as have not had, individually or in the aggregate, a Material Adverse Effect.

Section 3.21.      Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there are no, and have not been since January 1, 2024, any, material Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened in writing) against any Acquired Company or, to the knowledge of the Company, against any present or former officer, director or employee of any Acquired Company in such individual’s capacity as such, or that and would not or would not reasonably be expected to materially impair, prevent or materially delay the Company’s ability to consummate the Transactions prior to the End Date on the terms set forth in this Agreement.

(b)           As of the date of this Agreement, there is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment to which any Acquired Company is subject that is material to the Acquired Companies, taken as a whole.

(c)           To the knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Body with respect to any Acquired Company is pending or is being threatened in writing that is or would reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.22.      Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.08, the Board of Directors has taken all actions necessary or appropriate, and will take after the date hereof, all actions that may be necessary or appropriate, so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement, the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions. To the knowledge of the Company, assuming the accuracy of the representations of Parent and Purchaser in Section 4.08, no other Takeover Law applies or will apply to this Agreement, the CVR Agreement or to the consummation of the Offer, the Merger and the other Transactions.

Section 3.23.      Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) or Foreign Investment Laws, Takeover Laws and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws of (or any other organizational or governing document) of any Acquired Company; (ii) cause a violation by any Acquired Company of any Legal Requirement or order applicable to any Acquired Company, or to which any Acquired Company is subject; (iii) require any consent under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration adverse to any Acquired Company or other adverse change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled, under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Company, in the case of each of clauses (ii), (iii) and (iv) except as would not have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, Takeover Laws, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) or Foreign Investment Laws, and the applicable rules and regulations of the SEC and any national securities exchange, no Acquired Company is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect and would not, or would reasonably not be expected to, materially impair, prevent or materially delay the Company’s ability to consummate the Transactions prior to the End Date on the terms set forth in this Agreement.

Section 3.24.      Opinion of Financial Advisor. Centerview Partners LLC (the “Financial Advisor”) has rendered to the Board of Directors its oral opinion, to be confirmed by delivery of a written opinion, that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, each of the Offer Price or Merger Consideration to be paid to holders of Shares (other than Shares to be canceled pursuant to Sections 2.05(a)(i), 2.05(a)(ii), 2.05(a)(iii) or any Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion promptly after receipt thereof by or on behalf of the Company, it being expressly understood and agreed that such opinion is for the benefit of the Board of Directors and may not be relied upon by Parent or Purchaser.

Section 3.25.      Brokers and Other Advisors. Except for the Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.26.      Acknowledgement by the Company.

(a)               The Company is not relying, and the Company has not relied, on any representations or warranties regarding the subject matter of this Agreement or the CVR Agreement, express or implied, except for the representations and warranties in Article 4. Such representations and warranties by Parent and Purchaser in Article 4 constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory (including as to accuracy or completeness of any information) are specifically disclaimed by Parent and Purchaser.

(b)               In connection with the due diligence investigation of Parent and Purchaser by the Company and its respective Affiliates or Representatives, the Company and its respective Affiliates and Representatives have received and may continue to receive after the date hereof from Parent, Purchaser and their Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding Parent, Purchaser, their respective Affiliates and their businesses and operations. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, and that the Company will have no claim against Parent, Purchaser, or any of its Affiliates, stockholders or Representatives, or any other Person with respect to any of the foregoing. Accordingly, the Company hereby acknowledges and agrees that neither Parent or Purchaser nor any of their respective Affiliates, shareholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.01.      Due Organization. Each of Parent and Purchaser is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Purchaser has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure has not had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.02.      Purchaser. Purchaser was formed solely for the purpose of engaging in a strategic transaction and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities other than in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

Section 4.03.      Authority; Binding Nature of Agreement. Parent and Purchaser each have the corporate power and authority to execute and deliver and to perform their respective obligations under this Agreement and the CVR Agreement, as applicable, and to consummate the Transactions. The board of directors of each of Parent and Purchaser have approved this Agreement and the CVR Agreement, as applicable, and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and approved the execution, delivery and performance by Parent and Purchaser of this Agreement and the CVR Agreement, as applicable, and the consummation of the Transactions, including the Offer and the Merger. This Agreement and the CVR Agreement, as applicable, have been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement and the CVR Agreement, as applicable, constitute the legal, valid and binding obligation of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

Section 4.04.      Non-Contravention; Consents.

(a)               Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) or Foreign Investment Laws, and the applicable rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement by Parent and Purchaser and of the CVR Agreement by Parent, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or any other organizational or governing document) of Parent or Purchaser; (ii) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which Parent or Purchaser are subject; or (iii) require any consent under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled, under any provision of any material Contract except in the case of clauses (ii) and (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) or Foreign Investment Laws, and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Purchaser, as applicable, or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No vote of Parent’s or Purchaser’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions (except in the case of Purchaser as has been obtained prior to the execution hereof).

Section 4.05.      Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.05 will not apply to, and neither Parent nor Purchaser makes any representation with respect to, statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

Section 4.06.      Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Parent or Purchaser, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.07.      Funds. As of the Offer Acceptance Time, Parent will have available funds in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Closing Amount due at the Offer Acceptance Time, the portion of the aggregate Merger Consideration payable in cash due at the Effective Time and the aggregate amounts payable in cash to holders of Company Options and Company RSUs following the Effective Time pursuant to Section 2.08(c).

Section 4.08.      DGCL Section 203(c). Neither Parent nor Purchaser is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 4.09.      Acknowledgement by Parent and Purchaser.

(a)               Neither Parent nor Purchaser is relying, and neither Parent nor Purchaser has relied, on any representations or warranties regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 3, including the Company Disclosure Letter. Such representations and warranties by the Company in Article 3 constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory (including as to accuracy or completeness of any information) are specifically disclaimed by the Company.

(b)               In connection with the due diligence investigation of the Acquired Companies by Parent and Purchaser and their respective Affiliates or Representatives, Parent and Purchaser and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Acquired Companies and their businesses and operations. Parent and Purchaser acknowledge (each for itself and on behalf of its controlled Affiliates) that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, (ii) Parent and Purchaser (each for itself and on behalf of its controlled Affiliates) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business and strategic plans) except to the extent such information is expressly included in a representation or warranty contained in Article 3 of this Agreement and (iii) none of Parent, Purchaser, or their respective Affiliates will have any claim against the Company, or any of its Affiliates, stockholders or Representatives, or any other Person with respect to any of the foregoing unless any such information is expressly included in a representation or warranty contained in Article 3 of this Agreement.

Section 4.10.      Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser, or any of their respective Subsidiaries.

Article 5
CERTAIN COVENANTS OF THE COMPANY

Section 5.01.      Access and Investigation.

(a)            During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company and its Subsidiaries and their respective Representatives, designated personnel and assets and to all existing books, records, documents and information relating to the Acquired Companies, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Companies and such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request (other than any books, records, documents and information relating to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.03 and Section 6.01, any Acquisition Proposal or relating to any deliberation of the Board of Directors or any duly authorized committee thereof regarding any Acquisition Proposal or Company Adverse Change Recommendation), in each case for any reasonable purpose related to the consummation of the Transactions or for integration planning; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and the requirements of the applicable Real Property Lease and shall not include invasive testing. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), or (ii) contravene any applicable Legal Requirement or Contract (so long as the Company has reasonably cooperated with Parent to permit disclosure to the extent permitted by such Legal Requirement or party to such Contract); provided, however, in the case of clause (ii), that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of the Company (after consultation with outside counsel)) be managed through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information. With respect to the information disclosed pursuant to this Section 5.01, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the mutual confidentiality agreement, effective as of February 18, 2026, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Legal Requirements.

(b)           (i) Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (A) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Offer, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions; or (B) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction.

(ii)              (A) The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had, individually or in the aggregate, a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely, and (1) Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had, individually or in the aggregate, a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

(iii)            For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.01(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not cause any Offer Condition or any of the conditions set forth in Article 7 to fail to be satisfied or give rise to any right to terminate under Article 8.

Section 5.02.      Operation of the Company’s Business. During the Pre-Closing Period, except (x) as expressly required by this Agreement or as required by applicable Legal Requirements or to the extent necessary to comply with any obligation under any Contracts made available to Parent prior to the date of this Agreement, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.02 of the Company Disclosure Letter:

(a)           the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its material assets, properties, Contracts, licenses and business organization, keep available the services of its current officers, employees and consultants (other than terminations for cause) and preserve satisfactory business relationships with licensors, (sub)licensees, lessors, Governmental Bodies and others having material business dealings with the Acquired Companies (provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.02(b) shall be deemed a breach of this Section 5.02(a) unless such action would constitute a breach of such other provision); and

(b)           the Company shall not (and shall cause its Subsidiaries not to):

(i)              (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests, or (B) repurchase, redeem or otherwise reacquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests or any restricted stock units, other than: (1) cancellation of Company Options or Company RSUs (or Shares issued upon the exercise or vesting and settlement thereof) outstanding as of the date of this Agreement or issued in compliance with Section 5.02(b)(iii) pursuant to the terms of any such Company Option or Company RSU between the Company and a Company Associate or member of the Board of Directors upon termination of such Person’s employment or engagement by the Company (in the case of Company Options or Company RSUs, outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement or issued in compliance with Section 5.02(b)(iii)), (2) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company RSUs in accordance with the terms of such Company Option or Company RSU or (3) in connection with the issuance of Shares pursuant to the Company ESPP as in effect on the date hereof;

(ii)             split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii)            sell, issue, grant, deliver, pledge, transfer, encumber, dispose of or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit, stock appreciation rights, incentive award measured based on the Shares or similar equity or equity-based awards with respect to any Acquired Company or right to acquire any capital stock, voting securities, equity interest or other security, including any Company Options and Company RSUs or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that the Company may issue Shares as required to be issued upon (x) the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or issued in compliance with this Section 5.02(b)(iii) in accordance with their terms or (y) the vesting or settlement of Company RSUs outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or issued in compliance with this Section 5.02(b)(iii) in accordance with their terms);

(iv)            except as set forth in Section 2.08, as required by applicable Legal Requirements, or as required pursuant to an Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, enter into, terminate, or amend any Employee Plan (or any plan, program, scheme, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date hereof) or any collective bargaining agreement or other labor agreement, (B) amend or waive any of its material rights under, or accelerate the payment or vesting, exercisability or funding of compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, scheme, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date of this Agreement) or (C) grant or promise or commit to grant to any current or former employee or other service provider any increase in compensation or benefits, change of control payments or benefits, deferred compensation, equity or equity-based awards, bonuses or severance, retention or other payments or benefits;

(v)             other than due to offers of employment or engagement made by any Acquired Company prior to the date of this Agreement and set forth on Section 5.02(b)(v) of the Company Disclosure Letter, hire, engage, or terminate (other than a termination for cause) any employee or retain any consultant or non-employee service provider or promote any employee (other than non-executive employees whose total annual base compensation opportunity does not exceed $250,000);

(vi)            (A) commence, alone or with any third party, any clinical trial in respect of any Product Candidate, or (B) unless mandated by a Specified Governmental Body, discontinue, terminate or suspend any ongoing clinical or preclinical study with respect to any Product Candidate that is being performed by or on behalf of, or is otherwise controlled by, any Acquired Company;

(vii)           terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material Governmental Authorization owned or controlled by any Acquired Company;

(viii)          qualify any new site for manufacturing of any Product Candidate;

(ix)             amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational or governing documents;

(x)              form any Subsidiary, acquire any equity or voting interest in any other Entity or enter into any joint venture or clinical or commercial collaboration agreement or any other material collaboration, license, development, partnership, limited liability company, strategic alliance, material research, commercialization or similar material arrangement or trigger or exercise any right of first negotiation or right of first refusal under any collaboration, license or development agreement or similar arrangement, excluding the Company’s exercise of any rights in the ordinary course of business under the Collaboration and License Agreement, by and between the Company and Kite Pharma, Inc., dated December 8, 2022, as amended from time-to-time by the parties thereto (the “Collaboration Agreement”);

(xi)             make or authorize any capital expenditure (except that the Acquired Companies may make capital expenditures in the ordinary course of business consistent with past practice that do not exceed $200,000 individually or $500,000 in the aggregate);

(xii)            acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer or assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except (A) non-exclusive licenses or sublicenses of Intellectual Property Rights in the ordinary course of business consistent with past practice, (B) entering into clinical trial agreements with respect to clinical trials that are ongoing as of the date of this Agreement in the ordinary course of business consistent with past practice, and material transfer agreements in the ordinary course of business consistent with past practice, in each case (A) and (B), pursuant to which an Acquired Company solely and exclusively owns any and all Intellectual Property Rights conceived, developed or reduced to practice thereunder, in amounts not exceeding $300,000 individually or $750,000 in the aggregate, (C) pursuant to dispositions of obsolete, surplus or worn out assets or properties that are no longer useful in the conduct of the business of the Acquired Companies in amounts not exceeding $300,000 in the aggregate or (D) expirations of Real Property Leases in accordance with the terms thereof);

(xiii)           except pursuant to an Acceptable Confidentiality Agreement, disclose any Trade Secrets or other confidential information relating to any of the Product Candidates and that could materially adversely effect the commercialization of any Product Candidate, and with respect to any such Trade Secrets, except with protections sufficient to protect and maintain such Trade Secret as a Trade Secret under applicable Legal Requirements;

(xiv)          lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume or guarantee or otherwise become contractually liable for any Indebtedness in excess of $500,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice;

(xv)           (A) other than in the ordinary course of business consistent with past practice, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract, or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(xvi)          except, in each case, as required by applicable Legal Requirements, (A) adopt or make any material change to any accounting method or material accounting period used for Tax purposes; (B) make, change or revoke any material Tax election; (C) file a material amended Tax Return; (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) with any Governmental Body regarding any material Tax liability or assessment; (E) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (F) settle or compromise any audit, examination or Legal Proceeding relating to material Taxes or surrender a right to a material Tax refund; (G) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than pursuant to customary extensions of the due date for filing a Tax Return); or (H) enter into any Tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business consistent with past practice);

(xvii)          commence any Legal Proceeding or settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (1) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Acquired Companies), and (2) results in no material non-monetary obligation of the Acquired Companies; provided, however, that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of any Acquired Company against any Acquired Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.07 or Section 6.05, as applicable, and provided, further, that the foregoing shall not permit any Acquired Company to settle, release, waive or compromise any Legal Proceeding or claim (x) that provides for the grant to any third party of a license or other grant by any Acquired Company of rights to any material Company IP or material Company Licensed IP or (y) that would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing by, any Acquired Company, or commence any material Legal Proceeding, other than in the ordinary course of business consistent with past practice;

(xviii)        enter into, negotiate, amend or extend any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xix)           take any action that would constitute a “mass layoff” or “plant closing” (as defined by the WARN Act) or require notice to employees, or trigger any other obligations or liabilities under the WARN Act or any similar state, local or foreign Legal Requirements;

(xx)            adopt or implement any stockholder rights plan (or similar plans or arrangements);

(xxi)           (A) commence any clinical trial or initiate commercialization or reimbursement activities (including promotional and marketing activities) relating to any Product Candidate of which Parent has not been informed prior to the date of this Agreement, (B) unless mandated by any Governmental Body, discontinue, terminate, suspend or materially modify any ongoing clinical trial, IND-enabling preclinical studies or other material preclinical development activities, manufacturing or commercialization or reimbursement activities (including promotional and marketing activities) relating to any Product Candidate, in each case, without first consulting with Parent in good faith, or (C) accelerate or delay public disclosure of the results of any ongoing clinical trial from any release dates publicly announced prior to the date hereof without first consulting with Parent in good faith;

(xxii)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company; or

(xxiii)         authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 5.02(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 5.03.      No Solicitation.

(a)            Except as permitted by this Section 5.03, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their officers and directors not to, and shall use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion), (C) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (D) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; (iii) subject to the fiduciary duties of the Board of Directors, waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (iv) resolve or agree to do any of the foregoing. On the date hereof, the Company shall discontinue electronic or physical data room access granted, and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information or documents previously furnished to any Person (other than Parent, its Affiliates and their respective Representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such Person.

(b)               If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time the Company or any of its Representatives receives a bona fide unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not, directly or indirectly, result from any material breach of this Section 5.03, and the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer and that the failure to take such action described in clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable Legal Requirements, then, notwithstanding anything in Section 5.03(a) to the contrary, the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal, provided, however, that the Company shall as promptly as practicable (and in any event within 36 hours) provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, however, that in the case of clauses (x) and (y), that at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination in good faith of the Board of Directors as provided for above.

(c)               During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours after knowledge of receipt by an executive officer or director of the Company) notify Parent orally and in writing if any proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by the Company or any of its Representatives and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or other agreement or other supporting materials with respect thereto) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such Person), and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes to the terms thereof) on a prompt basis (and in any event within 36 hours of any request by Parent for an update as to the status of any such material development, discussion or negotiation).

(d)               Nothing in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from disclosing to the stockholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from taking any action necessary to comply with applicable Legal Requirements; provided, however, that, the Board of Directors shall not effect a Company Adverse Change Recommendation except in accordance with Section 6.01(b).

(e)               The Company agrees that in the event any of its Subsidiaries or any Representative of any Acquired Company acting in their authorized capacities on behalf of the Company takes any action that, if taken by the Company, would constitute a breach of this Section 5.03, the Company shall be deemed to be in breach of this Section 5.03.

Article 6
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01.      Company Board Recommendation.

(a)               Subject to Section 6.01(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.01(b), neither the Board of Directors nor any committee thereof shall (i) (A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date), provided, however, that Parent may only make such request once with respect to any Acquisition Proposal (provided, that each time a Determination Notice is given Parent shall, subject to the following provision, be entitled to make a new such request); and provided, further, that the Company shall not be required to provide any such affirmation during the two (2) or three (3) business day periods, as applicable, following the giving of a Determination Notice, (D) following the commencement of a tender offer or exchange offer relating to the Shares by a Person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date) or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or requiring, or reasonably expected to cause, the Company to abandon or terminate the Transactions, or otherwise prevent or materially delay the Acquired Companies from consummating, or materially impair the ability of the Acquired Companies to consummate, the Offer or the Merger (other than an Acceptable Confidentiality Agreement).

(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, and subject to compliance with the other provisions of this Section 6.01:

(i)              if the Company has received a bona fide unsolicited written Acquisition Proposal, which Acquisition Proposal was made on or after the date of this Agreement and did not, directly or indirectly, result from a material breach of Section 5.03, from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation, or (y) provided that the Company and its Subsidiaries are not in breach of Section 5.03 in any material respect and in a manner that led to such Acquisition Proposal and subject to the other provisions of Section 8.01(e), the Company may terminate this Agreement pursuant to Section 8.01(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.01(e) at least three (3) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice, and the delivery thereof, shall not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent during such three (3) business day period, shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 5.03(c), as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company shall have given Parent the three (3) business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.01(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable Legal Requirements shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.01. The provisions of this Section 6.01(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice (provided, however, that for the purposes of such subsequent Determination Notice, all references to “three (3) business days” shall be deemed to be “two (2) business days”); and

(ii)             other than in connection with a Superior Offer (which shall be subject to Section 6.01(b)(i)), the Board of Directors may make a Company Adverse Change Recommendation in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such three (3) business day period shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the three (3) business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. The provisions of this Section 6.01(b)(ii) shall also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (C)(1) above and require a new Determination Notice (provided, however, that for the purposes of such subsequent Determination Notice, all references to “three (3) business days” shall be deemed to be “two (2) business days”).

Section 6.02.      Filings, Consents and Approvals.

(a)            The Parties agree to use their reasonable best efforts to take as promptly as reasonably practicable any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws and Foreign Investment Laws that may be asserted by any Governmental Body, in each case with competent jurisdiction, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act. Subject to the terms of this Section 6.02, the Parties shall use their respective reasonable best efforts to obtain from any Governmental Body all consents, approvals, authorizations or orders required to be obtained under the Antitrust Laws and Foreign Investment Laws or to avoid the entry or enactment of any injunction or other order or decree relating to any Antitrust Law or Foreign Investment Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to, and without the prior written consent of Parent the Company shall not, before or after the Offer Acceptance Time or the Effective Time, (i) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Body in connection with obtaining the consents, approvals or authorizations of such Governmental Bodies in connection with this Agreement and the Transactions, (ii) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to any other structural, behavioral or conduct remedy with respect to, any entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property Rights or businesses of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates) or agree to any restriction on the conduct of such businesses, (iii) commit or agree to terminate, amend or replace any existing relationships or contractual rights and obligations of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (iv) effectuate any other change or restructuring of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates). Nothing in this Section 6.02 shall require Parent or the Acquired Companies to take or agree to take any action unless the effectiveness of such action is conditioned upon the Closing. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Purchaser, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.

(b)               Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) as promptly as reasonably practicable (but, unless the Parties agree otherwise, no later than twenty (20) business days after the date of this Agreement), make an appropriate filing of all Notification and Report forms as required by the HSR Act, with respect to the Transactions, (ii) as promptly as reasonably practicable (but, unless the Parties agree otherwise, no later than twenty (20) business days after the date of this Agreement), initiate the filings listed in Section 6.02(b) of the Company Disclosure Letter and as promptly as reasonably practicable initiate any other filings and notifications (including, where appropriate, by way of pre-notification) required under Antitrust Laws or Foreign Investment Laws applicable to the Transactions, and (iii) cooperate fully with each other in determining whether (and as promptly as reasonably practicable preparing and making if so required) any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions, including any required under Antitrust Laws or Foreign Investment Laws. Parent shall pay all filing fees required to be paid to a Governmental Body in connection with the filings and notifications required under Antitrust Laws or Foreign Investment Laws applicable to the Transactions.

(c)               Without limiting the generality of anything contained in this Section 6.02, during the Pre-Closing Period, each of the Parties shall (i) promptly cooperate in all respects and consult with each other in connection with any necessary, proper or advisable filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws or Foreign Investment Laws, (iii) keep the other Parties reasonably informed as to the status of any such application, notice, filing, submission, request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of, and wherever practicable give the other Party reasonable advance notice of, and the opportunity to review in advance and participate in, any substantive communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such application, notice, filing, submission, request, inquiry, investigation, action or Legal Proceeding (except that documents, including “Transaction-Related Documents” as that term is used under the HSR Act, that contain valuation information can be redacted), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties, allow the other Parties to have a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with any notice, filing, submission, written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other Party reasonable prior notice and permit authorized Representatives of the other Party to be present at each meeting or conference, including by telephone or videoconference, relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with the Transactions. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable statutory deadline or waiting period under the HSR Act or any other applicable Antitrust Laws or Foreign Investment Laws, delay the consummation of the Transactions, withdraw or refile, or cause to be withdrawn or refiled, any notification filed under the HSR Act or any other applicable Antitrust Laws or Foreign Investment Laws, or provide the applicable Governmental Body with additional time to review any of the Transactions, in each case, without the prior written consent of the other Party; provided, that, notwithstanding the foregoing, Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one (1) occasion so long as Parent refiles its HSR Act notification within two (2) business days after withdrawal unless otherwise agreed by the Company.

(d)               During the Pre-Closing Period, the Company shall to the extent permissible under applicable Legal Requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect the Company, any of its plans with respect to the Product Candidates or its ability to interact with any Governmental Body consistent with companies at similar stages of development in the pharmaceutical industry (in each case as determined in good faith by the Company) (i) offer Parent the opportunity to consult with the Acquired Companies prior to any proposed material meeting or other material communication with the FDA, EMA, the Centers for Medicare & Medicaid Services (“CMS”) or any other Specified Governmental Body relating to any Product Candidate or material Governmental Authorization (it being understood that in no event shall the Company be required to delay or modify any of its actions as a result of this Section 6.02(d)), (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, in advance, any material filing proposed to be made by or on behalf of any Acquired Company, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA, EMA, CMS or any other Specified Governmental Body by or on behalf of any Acquired Company, in each case relating to any Product Candidate or material Governmental Authorization (it being understood that in no event shall the Acquired Companies be required to delay any such filings, correspondence or communication), (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or any other Specified Governmental Body or relating to any Product Candidate or Governmental Authorization and (iv) promptly inform Parent and provide Parent with a reasonable opportunity (but no less than two (2) business days, to the extent practicable) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any Product Candidate. The Company shall promptly notify Parent of any significant data relating to any Product Candidate, including information related to any significant adverse events with respect to any Product Candidate, in each case which it discovers after the date hereof.

(e)               Subject to the requirements of Section 6.02(c), Parent shall (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Body in connection with the Transactions, and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Body relating to the Transactions and of all other regulatory matters incidental thereto.

(f)                Notwithstanding any other requirement in this Section 6.02, where a party (a “Disclosing Party”) is required under this Section 6.02 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party; provided, that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

Section 6.03.      Employee Benefits

(a)               Except as otherwise set forth in Section 6.03(a) of the Company Disclosure Letters, for a period commencing at the Effective Time and ending on the last day of the calendar year in which the Closing occurs (or, if earlier, until the date of the termination of employment of any Continuing Employee (as defined below)) (such period, the “Continuation Period”), Parent shall provide, or cause to be provided, to each individual who is employed by any Acquired Company as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such period (a “Continuing Employee”), (i) a target cash opportunity that is no less favorable in the aggregate than that in effect for each such Continuing Employee immediately prior to the date hereof (provided, that the annual base salary or base wages for any Continuing Employee will not be reduced during the Continuation Period), and (ii) broad-based employee benefits (other than severance, incentive compensation, equity compensation, transaction, retention or non-recurring payments or benefits, deferred compensation arrangements, retiree health and welfare benefits and defined benefit pension plans (the “Excluded Benefits”)) that are substantially comparable in the aggregate either to those provided (excluding the Excluded Benefits) to such Continuing Employees by the Acquired Companies immediately prior to the Effective Time or to those provided (excluding the Excluded Benefits) to similarly situated employees of Parent, as determined by Parent in its sole discretion.

(b)               With respect to a benefit plan of Parent or an Affiliate or the Surviving Corporation in which a Continuing Employee will be eligible to participate following the Effective Time, Parent shall use commercially reasonable efforts to provide that such benefit plan shall credit Continuing Employees for service prior to the Effective Time with the Acquired Companies and their Affiliates or their respective predecessors for purposes of severance eligibility, if applicable, service anniversaries and vacation accruals (but not for purposes of equity award vesting, retirement benefits, non-recurring payments or benefits any other Excluded Benefits or as would otherwise result in any duplication of benefits), in each case, to the same extent as such service would have been recognized under comparable plans of the Company or its Subsidiaries; provided, however, that, if any Continuing Employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its Subsidiaries follows such break in service, then this Section 6.03(b) shall not apply.

(c)               To the extent permitted under applicable Legal Requirements, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the Effective Time, Parent shall, and shall cause the Surviving Corporation, any of its Affiliates and any successor thereto to use commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of the Company or its Subsidiaries, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company or its Subsidiaries; provided, however, that, if any Continuing Employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its Subsidiaries following such break in service, then this Section 6.03(c) shall not apply.

(d)               As soon as reasonably practicable (and in any event not later than fifteen (15) days) following the date of this Agreement, the Company shall provide to Parent a detailed set of calculations (together with all relevant backup data) reflecting the estimated potential impact of Section 280G of the Code with respect to each Person who could be entitled to any payment or benefit in connection with the Transactions (either alone or in combination with other events or circumstances) which could potentially constitute a “parachute payment” under Section 280G of the Code.

(e)               To the extent requested in writing by Parent at least ten (10) days prior to the Effective Time, the Company shall take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to the Effective Time but contingent on the occurrence of the Closing. The Company shall provide to Parent for its, reasonable review and comment no later than ten (10) days prior to the Closing Date drafts of any documentation effectuating such termination. Prior to the Closing, the Company shall deliver to the Parent satisfactory evidence of the Company’s actions with respect to the foregoing.

(f)                The provisions of this Section 6.03 are solely for the benefit of the Parties, and no provision of this Section 6.03 is, express or implied, intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan or other agreement, arrangement or Contract, including any Employee Plan, for purposes of ERISA or otherwise, or (ii) limit the ability of the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any Employee Plan or any benefit or compensation plan, program, agreement, contract, policy, scheme or arrangement at any time assumed, established, sponsored or maintained by any of them. No current or former employee, officer, director, independent contractor or other service provider or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof, and, without limiting the generality of Section 9.07, nothing in this Section 6.03 shall create any right in any current or former employee, officer, director, independent contractor or other service provider or any other Person to any continued employment or engagement with the Acquired Companies, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, and each current employee’s and officer’s relationship remains at-will.

(g)               The Parties shall cooperate in good faith with respect to any broad-based communications to any current or former employee, officer, director, independent contractor or other service provider or any other individual associated therewith regarding the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any such broad-based communications intended for any current or former employee, officer, director, independent contractor or other service provider or any other individual associated therewith that it sends to any current or former employee, officer, director, independent contractor or other service provider or any other individual associated prior to the Closing Date and the Company shall consider any comments of Parent in good faith and will incorporate such comments into such communications.

Section 6.04.      Indemnification of Officers and Directors.

(a)               For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Acquired Companies under the certificate of incorporation and bylaws (or other organizational or governing documents) of each of the Acquired Companies, and the indemnification agreements set forth on Section 6.05 of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent shall cause the Surviving Corporation to perform its obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation agrees that it will, pursuant to and to the extent provided in the certificate of incorporation and bylaws (or other organizational documents) of each of the Acquired Companies, and the indemnification agreements set forth on Section 6.05 of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational or governing documents, in each case as in effect on the date of this Agreement; provided, however, that any Indemnified Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational or governing documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) Parent, the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b)               For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Companies or provide substitute policies for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date, the Company shall use reasonable best efforts to purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)               In the event that any Acquired Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, such Acquired Company, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 6.04.

(d)               The provisions of this Section 6.04 (i) shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by an applicable Legal Requirement, this Section 6.04 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 6.05.      Stockholder Litigation. In the event that any litigation related to this Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of Acquired Company securities (whether directly or on behalf of the Acquired Companies or otherwise) against any Acquired Company and/or its directors or officers, the Company shall promptly notify Parent (which notification may be solely by email, notwithstanding the procedures in Section 9.09) and shall keep Parent reasonably and promptly informed with respect to such litigation. The Company shall give Parent the (a) opportunity to participate in the defense of any such litigation, (b) right to review and comment on all material filings or responses to be made by any Acquired Company in connection with such litigation (and shall give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that in no event shall Parent be required to consent to any such settlement that would result in the imposition of any material restriction on, or material diminution in the value of, the business or operations of the Company or that does not provide for the unconditional release of Parent, its Affiliates and Representatives and all Persons entitled to indemnification by Parent or the Company, in each case from any liability in connection with such litigation; provided, further, that the Company shall otherwise control the defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.01, including regarding attorney-client privilege or other applicable legal privilege.

Section 6.06.      Additional Agreements. Subject to the terms, limitations and conditions of this Agreement, including Section 6.02(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms, limitations and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, that each of the Parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the Offer or the Merger and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. Notwithstanding anything in this Section 6.06 to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.

Section 6.07.      Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement, including in any filings with or submissions to the SEC, with respect to or regarding the Company, the Company’s business, the Offer, the Merger, this Agreement or any of the other Transactions (to the extent not previously issued or made in accordance with this Agreement), and shall not issue any such press release, public statement or announcement without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are substantially consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party and consulting with the other Party with respect to the content thereof, issue any such press release or make any such public announcement or statement that, after consultation with outside legal counsel, is determined to be required by Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.03(d); and (d) neither Party need consult with the other in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal or Company Adverse Change Recommendation (but without limiting the Company’s obligations under Section 5.03 or Section 6.01).

Section 6.08.      Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Purchaser and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts, subject in the case of Parent and Purchaser to the limitations set forth in Section 6.02, to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 6.09.      Section 16 Matters. The Company, and the Board of Directors (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options and Company RSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.      Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, any Acquired Company or their respective Affiliates and any of the officers, directors or employees of the Acquired Companies that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any of the officers, directors or employees of the Acquired Companies, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.10.

Section 6.11.      Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. Parent will use reasonable best efforts to cause (a) Nasdaq to file with the SEC a Form 25 on the Closing Date and (b) the Surviving Corporation to file with the SEC a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.11 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable laws.

Section 6.12.      CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR) and agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 6.13.      Sales Agreement. Within five (5) business days of the date of this Agreement, the Company shall cause the Sales Agreement to be terminated.

Section 6.14.      CEO Non-Compete Agreement. Prior to the Closing Date, the Company will use commercially reasonable efforts to cause the Company’s Chief Executive Officer to enter into a non-competition agreement with Parent to be effective as of the Closing Date; provided, that any failure to enter into such agreement will not provide the Company with a right to terminate this Agreement, and the Company’s Chief Executive Officer is not a third-party beneficiary of this provision.

Article 7
CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver as of the Closing of each of the following conditions:

Section 7.01.      No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the consummation of the Merger.

Section 7.02.      Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Article 8
TERMINATION

Section 8.01.      Termination. This Agreement may be terminated prior to the Offer Acceptance Time:

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company, if the Closing shall not have occurred on or prior to one minute after 11:59 p.m. Eastern Time, on November 22, 2026 (such date and time, the “End Date”); provided, however, that in the case of this Section 8.01(b), (i) if on the End Date all of the conditions set forth in Annex I, other than clause (e) or (g) (solely in respect of any Antitrust Law or Foreign Investment Law) set forth in Annex I shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended to February 22, 2027 (and all references to the End Date herein and in Annex I shall be as so extended) and (ii) the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c)               by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, injunction, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under Section 6.02 with respect to the removal of such order, injunction, decree, ruling or other action;

(d)               by Parent, if the Board of Directors shall have effected a Company Adverse Change Recommendation;

(e)               by the Company, if the Board of Directors has authorized the Company to terminate this Agreement to concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (a “Specified Agreement”); provided, however, that (i) the Company shall not have violated Section 5.03 in any material respect with respect to such Superior Offer, (ii) the Company and the Board of Directors shall have complied with Section 6.01(b) with respect to such Superior Offer and (iii) the Company shall have paid, or caused to be paid, the Termination Fee immediately before or simultaneously with and as a condition to such termination;

(f)                by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within forty-five (45) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(g)               by the Company, if (i) a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within forty-five (45) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder or (ii) Purchaser fails to commence the Offer on or prior to the tenth (10th) business day following the date of this Agreement or if Purchaser fails to (x) accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.01(h) following the expiration of the Offer, (y) purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.01(h) following the Offer Acceptance Time, or (z) otherwise consummate the Offer in accordance with the terms of this Agreement.

Section 8.02.      Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 1.02(b), the penultimate sentence of Section 5.01(a), this Section 8.02, Section 8.03 and Article 9 (other than Section 9.05(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) except as set forth in Section 8.03, the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement prior to termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to Parent or to the Company and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).

Section 8.03.      Expenses; Termination Fees.

(a)            Except as set forth in Section 6.02(b) and this Section 8.03, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)           In the event that:

(i)                 this Agreement is terminated by the Company pursuant to Section 8.01(e), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds prior to or simultaneously with (and as a condition to the effectiveness of) such termination;

(ii)              this Agreement is terminated by Parent pursuant to Section 8.01(d), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds within one (1) business day after such termination; or

(iii)            (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.01(b)) or by Parent pursuant to Section 8.01(f) resulting from a willful and material breach of any covenant in this Agreement, (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or such Acquisition Proposal has otherwise been communicated to the Board of Directors or the Company’s stockholders, after the date hereof and prior to such termination, and such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (z) within twelve (12) months of such termination, the Board of Directors shall have approved or recommended any Acquisition Proposal (regardless of when made) or the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal that is ultimately consummated (provided, however, that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds prior to the consummation of such Acquisition Proposal.

(c)               It is understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $260,000,000. In any circumstance in which the Termination Fee becomes due and payable and is paid by or on behalf of the Company in accordance with this Section 8.03, the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Purchaser in connection with any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (collectively, “Parent Related Parties”) (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. For the avoidance of doubt, Parent and Purchaser may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.05 or the payment of the Termination Fee pursuant to this Section 8.03, but in no event shall Parent or Purchaser be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.05 and (ii) the payment of the Termination Fee pursuant to this Section 8.03.

(d)               Parent’s right to receive payment from the Company of the Termination Fee and any other payments pursuant to this Section 8.03 shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e)               The Parties acknowledge (i) that the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.03(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Article 9
MISCELLANEOUS PROVISIONS

Section 9.01.      Amendment. Prior to the Offer Acceptance Time, this Agreement may be amended by a written instrument signed by the Company (with the approval of the Board of Directors), Parent and Purchaser; provided that, following the consummation of the Offer, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.02.      Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. At any time prior to the Offer Acceptance Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by any Legal Requirement except to the extent set forth in Section 8.03(d).

Section 9.03.      No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

Section 9.04.      Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Letter), the CVR Agreement (including any annexes, schedules and exhibits thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the restrictions on disclosure (to the extent required to be included in SEC filings made in accordance with the terms of this Agreement in connection with the Transactions) in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely for purposes of permitting the actions contemplated hereby to be consummated. This Agreement may be executed in one or more counterparts, including by DocuSign, facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.05.      Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)               This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any claim arising out of or relating to this Agreement or the Transactions (whether based in contract, tort or otherwise), including any counterclaim, arising out of or relating to this Agreement or the Transactions or the actions of any Party in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions, each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); (ii) agrees not to attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court; (iii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.09; (iv) agrees not to commence any such action or proceeding except in the Delaware Courts; (v) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (vi) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (vii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. Each Party agrees that service of process upon such Party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.09. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)               The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.05(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.05(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)               EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.05.

Section 9.06.      Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, and notwithstanding the foregoing proviso, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Delaware corporate Subsidiary of Parent to act as Purchaser, in which event all references to Purchaser in this Agreement shall be deemed references to such other Subsidiary; provided, that such assignment shall not impede or delay the consummation of the Transactions or relieve Parent of its obligations hereunder.

Section 9.07.      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the holders of Shares to receive the Offer Price or Merger Consideration, as applicable, pursuant to Article 1 or Article 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, (ii) the right of the holders of Company Options and Company RSUs to receive the applicable consideration to which such holders shall become entitled pursuant to Section 2.08 following the Effective Time in accordance with the terms of this Agreement and (iii) the rights of holders of CVRs to receive payment in accordance with the terms of this Agreement and the CVR Agreement; (b) the provisions set forth in Section 6.04 with respect to the Persons referred to therein; and (c) following the valid termination of this Agreement pursuant to Article 8, subject to Section 8.02 and the last sentence of this Section 9.07, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (c) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to the stockholders of the Company). Notwithstanding anything herein to the contrary, the rights granted pursuant to Section 9.07(c) and the provisions of Section 8.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to Section 9.07(c) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

Section 9.08.      Transfer Taxes. Except as otherwise provided in Section 2.06(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed on the Company with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares, expressly excluding any such Taxes imposed on the holders of Shares under applicable Legal Requirements relating to Taxes. The Company shall cooperate with Purchaser and Parent in preparing, executing and filing any Tax Returns with respect to such Taxes.

Section 9.09.      Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, or (c) upon confirmation of successful transmission if sent by email followed up within one (1) business day by dispatch pursuant to one of the other methods described herein; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Gilead Sciences, Inc.
333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Emily J. Oldshue; Nicholas C.H. Roper
Email: emily.oldshue@ropesgray.com; nicholas.roper@ropesgray.com if to the Company (prior to the Effective Time):

Arcellx, Inc.

800 Bridge Parkway

Redwood City, CA 94065

Attention: General Counsel & Chief Legal Officer

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Robert Ishii; Ross Tanaka

Email: rishii@wsgr.com; rtanaka@wsgr.com

Wilson Sonsini Goodrich & Rosati, Professional Corporation

12235 El Camino Real

San Diego, California 92130

Attention: Dan Koeppen

Email: dkoeppen@wsgr.com

Section 9.10.      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.11.      Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 9.12.      Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The Parties have participated jointly in the negotiation and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to any grant of rights to, in or under any intellectual property, the word “license” or “licenses” shall be deemed to include “sublicense” or “sublicenses,” as applicable.

(d)               The words “made available to Parent” and words of similar import refer to documents (i) posted to the “Project Rajah” electronic data room hosted on Venue by DFIN on behalf of the Company prior to 11:59 p.m. Pacific Time one (1) calendar day prior to the date hereof or (ii) delivered by the Company or its Representatives prior to 11:59 p.m. Pacific Time one (1) calendar day prior to the date hereof in person or electronically to Parent or Purchaser or their respective Representatives.

(e)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(f)                The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)               The term “dollars” and character “$” shall mean United States dollars.

(h)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Except with respect to Section 9.12(d), if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the next business day.

(i)                 All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(j)                 All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined herein.

(k)               References herein to any statute includes all rules and regulations promulgated thereunder.

(l)                 Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ARCELLX, INC.

By:	/s/ Rami Elghandour
Name: Rami Elghandour
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GILEAD SCIENCES, INC.

By:	/s/ Daniel O’Day
Name: Daniel O’Day
Title: Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

RAVENS SUB, INC.

By:	/s/ Andrew Dickinson
Name: Andrew Dickinson
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall mean any customary binding, written confidentiality agreement that is (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement and, in respect of such confidentiality agreement contemplated by this clause (b), (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 5.03.

“Acquired Companies” shall mean the Company and each of its Subsidiaries.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets, (ii) acquisition or exclusive license of the Product Candidates, (iii) issuance or acquisition of 20% or more of the outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies, (iv) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies, in each case other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” is defined in the preamble to the Agreement.

Exhibit A - 1

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, all applicable foreign antitrust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assigned Leased Real Property” means the real property formerly leased by the Company located at 25 West Watkins Mill Road, Gaithersburg, Maryland.

“Assigned Real Property Lease” shall mean each lease, sublease, license, or occupancy agreement, and any amendment thereto or guaranty thereof, relating to the Assigned Leased Real Property, together with any assignment of lease or consent to assignment, relating thereto.

“Board of Directors” is defined in Recital (C) to the Agreement.

“business day” shall mean any day other than (a) a Saturday, Sunday or any other day on which banking institutions in New York, New York or Foster City, California are authorized or required by Legal Requirements to remain closed, (b) December 26 through December 31, and (c) the seven (7)-day period that begins on a Sunday and ends on a Saturday during which period July 4 occurs.

“Capitalization Date” is defined in Section 3.03(a) of the Agreement.

“Census” is defined in Section 3.18(a) of the Agreement.

“Change of Control Payment” is defined in Section 3.11(a)(ix) of the Agreement.

“Closing” is defined in Section 2.03(a) of the Agreement.

“Closing Amount” is defined in Recital (A) of the Agreement.

“Closing Date” is defined in Section 2.03(a) of the Agreement.

“CMS” is defined in Section 6.02(d) of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collaboration Agreement” is defined in Section 5.02(b)(x) of the Agreement.

“Collaboration Partner” is defined in Section 3.14(b) of the Agreement.

“Company” is defined in the preamble to the Agreement.

Exhibit A - 2

“Company Adverse Change Recommendation” is defined in Section 6.01(a) of the Agreement.

“Company Associate” shall mean each current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to any Acquired Company.

“Company Board Recommendation” is defined in Recital (C) of the Agreement.

“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Company Disclosure Documents” is defined in Section 3.05(g) of the Agreement.

“Company Disclosure Letter” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Equity Plans” shall mean the Arcellx, Inc. 2022 Equity Incentive Plan and the Arcellx, Inc. 2017 Equity Incentive Plan, in each case, as may be amended from time to time.

“Company ESPP” shall mean the Amended and Restated Arcellx, Inc. 2022 Employee Stock Purchase Plan, as may be further amended from time to time.

“Company IP” shall mean any and all Intellectual Property Rights owned by, or purported to be owned by, any Acquired Company.

“Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, systems and Software, and all associated documentation, owned by any Acquired Company or licensed, leased or otherwise used by any Acquired Company (excluding any public networks).

“Company Licensed IP” shall mean any and all (a) Intellectual Property Rights owned by a third party and exclusively licensed to, or purported to be exclusively licensed to, any Acquired Company relating to any Product Candidate (including the exploitation thereof) or (b) Intellectual Property Rights owned by a third party, non-exclusively licensed to any Acquired Company and material to the business of such Acquired Company.

“Company Option” shall mean an option to purchase Shares (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

“Company Related Parties” is defined in Section 8.03(d) of the Agreement.

Exhibit A - 3

“Company Returns” is defined in Section 3.17(a) of the Agreement.

“Company RSU” shall mean a restricted stock unit with respect to Company Common Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether subject to time- or performance-based vesting).

“Company SEC Documents” is defined in Section 3.05(a) of the Agreement.

“Company Transfer Agent” is defined in Section 2.06(b)(i) of the Agreement.

“Confidentiality Agreement” is defined in Section 5.01(a) of the Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

“Continuation Period” is defined in Section 6.03(a) of the Agreement.

“Continuing Employees” is defined in Section 6.03(a) of the Agreement.

“Contract” shall mean any written, oral or other binding agreement, contract, subcontract, lease, settlement agreement, understanding, instrument, loan, credit agreement, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, commitment or undertaking to the extent in force and effect or that otherwise has not expired, terminated or been amended, restated or replaced prior to the date hereof, but shall not include any Employee Plan.

“Copyrights” is defined in the definition of Intellectual Property Rights.

“Country of Concern” or “Countries of Concern” shall mean the People’s Republic of China (including Hong Kong and Macau), Cuba, Iran, North Korea, Russia, and Venezuela, including in each case any political subdivision, agency, or instrumentality thereof, and any other country designated as a “Country of Concern” pursuant to the process set forth in 28 CFR Part 202.

“Covered Person” shall mean any Person that (i) is located in, organized or chartered under the laws of, has its principal place of business in, is ordinarily a resident in, or is 50% or more owned or controlled, directly or indirectly, by entities or persons located in, organized or chartered under the laws of, or having their principal place of business in, a Country of Concern or (ii) is a Covered Person, including without limitation through designation as such by the U.S. Attorney General pursuant to the process set forth in 28 CFR Part 202.

“CVR” is defined in Recital (A) of the Agreement.

“CVR Agreement” means the Contingent Value Rights Agreement between Parent and the Rights Agent, in substantially the form attached hereto as Annex III (subject to changes permitted by Section 6.12).

Exhibit A - 4

“Delaware Courts” is defined in Section 9.05(a) of the Agreement.

“Delisting Period” is defined in Section 6.11 of the Agreement.

“Depository Agent” is defined in Section 2.06(a) of the Agreement.

“Determination Notice” is defined in Section 6.01(b)(i) of the Agreement.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosing Party” is defined in Section 6.02(f) of the Agreement.

“Dissenting Shares” is defined in Section 2.07 of the Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“DOJ Final Rule” shall mean the final rule promulgated by the DOJ titled “Preventing Access to U.S. Sensitive Personal Information and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202, including any amendments thereto and guidance issued thereunder.

“DTC” is defined in Section 2.06(b)(ii) of this Agreement.

“Effective Time” is defined in Section 2.03(b) of the Agreement.

“EMA” is defined in Section 3.14(a) of the Agreement.

“Employee Plan” shall mean each deferred compensation and each bonus, commission or other incentive compensation, stock purchase, stock option and other equity and equity-linked compensation plan, program, agreement, policy or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance, disability, paid time off and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA (whether or not subject to ERISA)); each profit sharing, stock bonus, retirement, or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA (whether or not subject to ERISA)); each employment, individual consulting, termination, severance, transaction, gross-up, change in control, retention or similar agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by any Acquired Company or by any trade or business, whether or not incorporated, that together with any Acquired Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), or to which an Acquired Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee or other service provider of any Acquired Company or to which any Acquired Company or any of its ERISA Affiliates (or could be reasonably expected to have any) has any direct or indirect liability.

“Employment Laws” is defined in Section 3.18(c) of the Agreement.

Exhibit A - 5

“Encumbrance” shall mean any lien, pledge, charge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first negotiation, preemptive right, community property interest or similar restriction of any nature.

“End Date” is defined in Section 8.01(b) of the Agreement.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in the definition of Employee Plan.

“ESPP Offering Period” is defined in Section 2.08(d) of the Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Benefits” is defined in Section 6.03(a) of the Agreement.

“Expiration Date” is defined in Section 1.01(c) of the Agreement.

“Extension Deadline” is defined in Section 1.01(c) of the Agreement.

“FDA” shall mean the United States Food and Drug Administration or any successor agency.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“Federal Health Care Program” shall have the meaning set forth in 42 U.S.C. 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal health care program administered by a Governmental Body.

Exhibit A - 6

“Financial Advisor” is defined in Section 3.24 of the Agreement.

“Foreign Investment Laws” shall mean all applicable Legal Requirements issued by any Governmental Body that are designed or intended to screen, regulate, restrict, or review foreign direct investment in, or foreign acquisitions of, domestic entities or assets, including for reasons relating to national security, public order, critical infrastructure, strategic technologies, or other public interest considerations.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.05(b) of the Agreement.

“Good Clinical Practices” shall mean the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and all comparable standards of the EMA and any other Specified Governmental Body, including but not limited to the International Council for Harmonization’s Guideline for Good Clinical Practice.

“Good Laboratory Practices” shall mean the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, and all comparable standards of the EMA and any other Specified Governmental Body, including but not limited to the International Council for Harmonisation’s Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals and the International Council for Harmonisation’s Guideline on Safety Pharmacology Studies for Human Pharmaceuticals.

“Good Manufacturing Practices” shall mean the FDA’s standards for manufacturing pharmaceutical or biological products, including those standards contained in 21 C.F.R. Parts 210, 211, 600, 601, and 610, and all comparable Legal Requirements, including standards of the EMA and any other Specified Governmental Body.

“Good Tissue Practices” shall mean the FDA’s standards for manufacturing and processing human cells, tissues, and cellular and tissue-based products, including those standards contained in 21 C.F.R. Part 1271, and all comparable Legal Requirements, including standards of the EMA and any other Specified Governmental Body.

“Governmental Authorization” shall mean any: permit, license, certificate, approval, consent, grant, franchise, permission, clearance, registration, qualification, waiver, exemption or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, administrative, local, municipal, foreign, international, multinational, supranational or other government; or (iii) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

Exhibit A - 7

“Hazardous Materials” shall mean any substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar intent or meaning, pursuant to any Environmental Law, and includes asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“Health Care Laws” shall mean all Legal Requirements applicable to the pricing, reimbursement, safety, efficacy, approval, development, testing, research, labeling, manufacture, storage, marketing, promotion, sale, commercialization, import, export or distribution of pharmaceutical or biological products or otherwise applicable to the operation of the Acquired Companies’ businesses as currently conducted and as contemplated by the Acquired Companies to be conducted, including (i) the FDCA, PHSA and the regulations promulgated thereunder, including but not limited to those requirements relating to the FDA’s current Good Manufacturing Practices, Good Tissue Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market new pharmaceutical or biological products; (ii) the anti-fraud provisions of HIPAA; (iii) the U.S. Patient Protection and Affordable Care Act; (iv) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Legal Requirements regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the health care industry and regulations promulgated thereunder; (v) health care fraud and abuse laws, including but not limited to federal and state anti-kickback laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320-7(b))), the federal Beneficiary Anti-Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-8), the U.S. Federal False Claims Act (31 U.S.C. § 3729 et seq.), and, with respect to each of the foregoing, similar state or local statutes or regulations; (vi) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and any other Legal Requirements pertaining to or governing a governmental health care program, and the regulations promulgated thereunder; (vii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder; (viii) Legal Requirements governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the PHSA, the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (ix) Legal Requirements governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials (including the Good Clinical Practice regulations and binding guidance of the FDA); (x) Legal Requirements governing data gathering activities relating to the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and binding guidance of FDA and the International Conference on Harmonization); (xi) any Legal Requirement the violation of which is cause for exclusion from any federal health care program, as such term is defined at 42 U.S.C. § 1320a-7b(f); (xii) all comparable state, federal or ex-U.S. Legal Requirements relating to any of the foregoing; and (xiii) any rules, regulations, and legally binding directives or binding guidance promulgated or issued pursuant to such Legal Requirements; and as each of the foregoing may be amended from time to time. Health Care Laws do not include Privacy Laws.

Exhibit A - 8

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC § 17931 et seq., as may be amended, and their implementing regulations.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-bound License” shall mean any and all Contracts to which any Acquired Company is a party, or by which it is bound, pursuant to which any Acquired Company is granted any license, non-assert, option, or other right to use, register, or enforce any Intellectual Property Right that is material to the operation of the business any Acquired Company, and that is in effect as of the date of this Agreement. Without limiting the foregoing, any agreement under which an Acquired Company is granted a license under any Intellectual Property Right that covers the making, having made, use, sale, offer for sale or import of any Product Candidate will be deemed an In-bound License. Notwithstanding the foregoing, “In-bound License” excludes personnel agreements, licenses to IT, ERP or accounting systems and commercially available software agreements.

“Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including all liabilities under any lease which has been recorded as a capital lease, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than any Acquired Company, (iii) any obligations in respect of letters of credit (including standby and commercial) and bankers’ acceptances (other than letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, in each case to the extent drawn upon, including the principal, interest and fees owing thereon, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services (other than trade accounts payable in the ordinary course), (v) net obligations of any interest rate, swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than any Acquired Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice); provided, however, that no agreements, understandings or other arrangements exclusively by and between the Company and its wholly owned Subsidiaries shall be deemed to be Indebtedness for purposes of this Agreement.

“Indemnified Persons” is defined in Section 6.04(a) of the Agreement.

“Initial Expiration Date” is defined in Section 1.01(c) of the Agreement.

Exhibit A - 9

“Intellectual Property Rights” shall mean any and all intellectual property rights, however denominated, throughout the world and all rights associated therewith, including all (i) issued patents and patent applications (e.g., provisional, non-provisional and PCT applications), all divisionals, continuations, continuations in-part, or any other patent application directly or indirectly claiming priority to such patents or patent applications and all patents issuing from any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, utility model or design rights or other industrial property rights, renewals, supplemental protection certificates, inventor’s certificates, restorations, patent term adjustments, or extensions of any of the foregoing and counterparts thereof anywhere in the world, including all rights to claim priority therefrom (“Patents”), (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, Internet domain names (including all intellectual property addresses identified via a name format and generic top-level domains (gTLDs) and country code top-level domains (ccTLDs)), domain names, uniform resource locators, corporate names, doing business designations and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, and all social media, including accounts and handles associated therewith and all applications for registration, registrations and renewals of any of the foregoing and all goodwill associated therewith (“Trademarks”), (iii) all inventions (and disclosures thereof), discoveries, commercial, technical, scientific and other know-how and information, proprietary rights in clinical, technical, scientific, manufacturing, regulatory and other information, knowledge, technology, methods, processes, practices, formulae, formulations, instructions, skills, techniques, procedures, experiences, technical or proprietary data, including test data, test or proprietary database results, technical or proprietary data collections, plans, recipes, reports, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, assays and biological methodology, compositions, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, laboratory, preclinical, clinical, safety, manufacturing and quality control data and know-how, marketing, pricing, distribution, cost and sales information, including regulatory data, study designs, protocols, laboratory notes and notebooks), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, including all intellectual property rights therein, (iv) copyrights in copyrightable subject matter (“Copyrights”), (v) software, including source code, object code, algorithms, machine learning, executable code, systems, network tools, technical or proprietary data, technical or proprietary databases, applications, firmware (“Software”) and all related documentation, including all intellectual property rights therein, (vi) trade secrets or rights in confidential information or know-how (“Trade Secrets”), (vii) all applications and registrations for any of the foregoing, (viii) all other intellectual property and proprietary rights and all rights associated therewith in any jurisdiction in the world (including all rights to collect royalties, products and proceeds in connection with any of the foregoing, and to sue and bring other claims for past, present or future infringement, misappropriation or other violation of any of the foregoing, and to recover damages (including attorneys’ fees and expenses) and lost profits in connection therewith) and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium). Intellectual Property Rights do not include Personal Data, but, for clarity, do include know-how relating thereto, including inferences, assumptions and conclusions that can be made based on the use of Personal Data.

“Intervening Event” shall mean an event, occurrence, fact or change that materially affects the business, assets or operations of the Acquired Companies (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company) occurring or arising after the date hereof that was not known or reasonably foreseeable to the Board of Directors as of the date hereof, which event, occurrence, fact or change becomes known to the Board of Directors prior to the Offer Acceptance Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

Exhibit A - 10

“IRS” shall mean the Internal Revenue Service.

“knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by any Acquired Company.

“Legal Proceeding” shall mean any action, suit, complaint, litigation, mediation, arbitration, enforcement action or investigation, or any administrative proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, supranational, or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling, treaty, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or other stock exchange).

“Licensed Registered IP” shall mean all Registered IP licensed to, or purported to be licensed to, or to which rights are otherwise granted to, or purported to be granted to, any Acquired Company on an exclusive basis or that are otherwise material to the business of any Acquired Company.

Exhibit A - 11

“Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Acquired Companies to consummate the Offer or the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that no change, circumstance, condition, development, effect, event, occurrence or state of facts to the extent resulting from or relating to any of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided, however, that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of this Agreement or the consummation of the Transactions, in each case of the foregoing including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, or any litigation arising from this Agreement or the Transactions, in each case of the foregoing, other than for purposes of any representation or warranty contained in Section 3.23 and the condition set forth in clause (b)(iv) of Annex I solely as such condition relates to Section 3.23, but in any event subject to the disclosures set forth in the Company Disclosure Letter; (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate, or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber-terrorism), war (whether or not declared), national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided, however, that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken or omitted to be taken by the Company at the written direction of Parent or where the Company has requested Parent’s consent in accordance with Section 5.02 and Parent has unreasonably withheld, conditioned or delayed such consent; or (viii) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in, or action taken required to comply with any change in any Legal Requirement or GAAP; (ix) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Purchaser as the acquiror of the Company; (x) any commercial, regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Product Candidate, in each case, not involving any wrongdoing by any Acquired Company or any of their respective Affiliates or Representatives, or with respect to any product of any competitor of the Company (including, in each case, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; or (xi) any action taken by Parent or its Affiliates in its or their capacity as a collaboration partner of the Acquired Companies, or pursuant to any requirement of the Collaboration Agreement; provided, however, that any change, circumstance, condition, development, effect, event, occurrence or state of facts referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such change, circumstance, condition, development, effect, event, occurrence or state of facts disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.

“Material Contract” is defined in Section 3.11(a) of the Agreement.

“Maximum Amount” is defined in Section 6.04(b) of the Agreement.

Exhibit A - 12

“Merger” is defined in Recital (B) of the Agreement.

“Merger Consideration” is defined in Section 2.05(a)(iv) of the Agreement.

“Minimum Condition” is defined in Annex I to the Agreement.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“NIH Policy” shall mean the NIH Policy on Enhancing Security Measures for Human Biospecimens; (NOT-OD-25-160).

“Offer” is defined in Recital (A) of the Agreement.

“Offer Acceptance Time” is defined in Section 1.01(h) of the Agreement.

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 1.01(b) of the Agreement.

“Offer Documents” is defined in Section 1.01(e) of the Agreement.

“Offer Price” is defined in Recital (A) of the Agreement.

“Offer to Purchase” is defined in Section 1.01(b) of the Agreement.

“Out-bound License” shall mean any and all Contracts to which any Acquired Company is a party, or by which it is bound, pursuant to which any Acquired Company grants any license, non-assert, option, or other right (including any right to use, register, or enforce) to, or assigned, sold, conveyed or otherwise transferred any right in, to, or under, any material Intellectual Property Rights, to any third party, and that remains in effect as of the date of this Agreement. Notwithstanding the foregoing, “Out-bound License” excludes agreements entered into in the ordinary course of business consistent with past practice that are not material to the business of any Acquired Company.

“Owned Registered IP” shall mean all Registered IP owned by, or purported to be owned by, any Acquired Company.

“PADFAA” shall mean the Protecting Americans’ Data from Foreign Adversaries Act of 2024; Pub. Law. No. 118-50(I).

“Parent” is defined in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, would or would reasonably be expected to materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions prior to the End Date on the terms set forth in this Agreement.

Exhibit A - 13

“Parent Related Parties” is defined in Section 8.03(c) of the Agreement.

“Parties” shall mean Parent, Purchaser and the Company.

“Patents” is defined in the definition of Intellectual Property Rights.

“Paying Agent” is defined in Section 2.06(a) of the Agreement.

“Payment Fund” is defined in Section 2.06(a) of the Agreement.

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (i) that are not delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s latest financial statements included in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice, (c) in the case of real property, Encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease, Encumbrances of record, easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the Company’s use (or contemplated use) of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property, and Encumbrances that would otherwise be set forth on a title report, (d) in the case of Intellectual Property Rights, non-exclusive licenses granted to use such Intellectual Property Rights in the ordinary course of business consistent with past practice that are not material to the business of any Acquired Company and (e) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean any data or information that is defined as or constitutes “personal data,” “protected health information,” “personal information,” “personally identifiable information,” or a similar term, under the Privacy Requirements.

“PHSA” shall mean the United States Public Health Service Act, 42 U.S.C. § 201 et seq.

“Post-Closing SEC Reports” is defined in Section 6.11 of the Agreement.

“Pre-Closing Period” is defined in Section 5.01(a) of the Agreement.

“Privacy Requirements” shall mean Legal Requirements, the Acquired Companies’ obligations under Contracts, self-regulatory standards and industry standards with which the Acquired Companies are legally or contractually obligated to comply or with which they have publicly represented compliance, or written policies or terms of use of the Acquired Companies, in each case with respect to the foregoing, to the extent regarding privacy, information security, artificial intelligence, data protection applicable to the Processing of Sensitive Data by the Company and its Subsidiaries (such Legal Requirements, “Privacy Laws”).

Exhibit A - 14

“Process” or “Processing” shall mean any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Product Candidates” shall mean all drug, pharmaceutical, biological, human cells, tissues, and cellular and tissue-based products, therapeutic or diagnostic products and product candidates being developed, tested, labeled, manufactured, distributed, marketed, sold, stored or otherwise commercialized by or on behalf of any Acquired Company.

“Purchaser” is defined in the preamble to the Agreement.

“Real Property Lease” shall mean each lease, sublease, license, or occupancy agreement, and any amendment thereto or guaranty thereof, relating to the Leased Real Property, including, without limitation, the Assigned Real Property Lease and Contracts relating to any outstanding tenant improvement allowances payable under any of the foregoing.

“Receiving Party” is defined in Section 6.02(f) of the Agreement.

“Registered IP” shall mean all Patents, Trademarks (including, for clarity, domain names), Copyrights and other Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body or other intellectual property registrar, and all applications for any of the foregoing.

“Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Rights Agent” means an agent selected by Parent and reasonably acceptable to the Company.

“Sales Agreement” shall mean that certain At-The-Market Equity Offering Sales Agreement, dated as of May 8, 2023, by and between the Company and Stifel, Nicolaus & Company, Incorporated.

Exhibit A - 15

“Sarbanes-Oxley Act” is defined in Section 3.05(a) of the Agreement.

“Schedule 14D-9” is defined in Section 1.02(a) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” shall mean any (i) unauthorized or unlawful acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data in the possession or control of the Acquired Companies, or any third-party service provider on behalf of the Acquired Companies, (ii) unauthorized or unlawful Processing of Sensitive Data maintained by the Acquired Companies, or by any third-party service provider on behalf of the Acquired Companies, or (iii) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a significant business disruption to the Acquired Companies.

“Sensitive Data” shall mean all (i) Personal Data, (ii) Sensitive Personal Information, and (iii) other confidential or proprietary business, customer, or Trade Secret information.

“Sensitive Personal Information” shall mean a set of sensitive personal information relating to U.S. persons, in any format, regardless of whether the data is anonymized, pseudonymized, aggregated, de-identified, or encrypted, which consists of (1) covered personal identifiers, (2) precise geolocation data, (3) biometric identifiers, (4) human omics data, (5) government-related data, (6) personal health data, (7) personal financial data, or (8) any combination thereof, as each such term (1)-(8) are defined in the DOJ Final Rule.

“Shares” is defined in Recital (A) of the Agreement.

“Software” is defined in the definition of Intellectual Property Rights.

“Specified Agreement” is defined in Section 8.01(e) of the Agreement.

“Specified Governmental Bodies” is defined in Section 3.14(a) of the Agreement.

“Stockholder List Date” is defined in Section 1.02(b) of the Agreement.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean a bona fide written Acquisition Proposal not solicited in violation of this Agreement that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.01(b)(i)); provided, however, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Exhibit A - 16

“Supporting Stockholder” is defined in Recital (E) of the Agreement.

“Surviving Corporation” is defined in Recital (B) of the Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

“Tax” shall mean any tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, social security, Medicare, national health insurance or similar taxes, excise tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, or other tax of any kind whatsoever (including any levy, assessment, impost, imposition, duty (including any customs duty), or governmental fees or charges), in each case, in the nature of a tax, and including any penalty, interest or other additions thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed with or supplied to, or required to be filed with or supplied to, any Governmental Body in connection with the determination, assessment, reporting, withholding, collection or payment of any Tax and any attachments thereto or amendments thereof.

“Termination Condition” is defined in Annex I to the Agreement.

“Termination Fee” is defined in Section 8.03(c) of the Agreement.

“Trade Secrets” is defined in the definition of Intellectual Property Rights.

“Trademarks” is defined in the definition of Intellectual Property Rights.

“Transactions” shall mean (i) the execution and delivery of the Agreement and (ii) all of the transactions contemplated by the Agreement, including the Offer and the Merger.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar foreign, state or local law.

Exhibit A - 17

Annex I

Conditions to the Offer

The obligation of Purchaser to accept for payment, and (prior to the Offer Acceptance Time) pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (prior to the Offer Acceptance Time and subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.01(c) of the Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clauses (e) and (g) shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a)           there shall have been validly tendered, and not validly withdrawn, in the Offer a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL);

(b)           (i) the representations and warranties of the Company set forth in the first sentence of Section 3.01 (Due Organization), Section 3.02 (Organizational Documents), clauses (i)-(ii) of Section 3.03(c) solely as such representations related to the Company, and Section 3.03(f) (Capitalization, Etc.), Section 3.04 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (Brokers and Other Advisors) of the Agreement shall be true and correct in all material respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)             the representations and warranties of the Company set forth in the first sentence of Section 3.03(a), Section 3.03(d) and Section 3.03(e) (Capitalization, Etc.) of the Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

Annex I - 1

(iii)            the representation and warranty of the Company set forth in Section 3.06(b) (No Material Adverse Effect) of the Agreement shall be true and correct in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time;

(iv)            the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i) through (iii) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)           (i) the Company shall not be in willful and material breach of its obligations under Section 5.03 and (ii) with respect to all other obligations, covenants and agreements the Company is required to comply with or perform at or prior to the Offer Acceptance Time, the Company shall have complied with or performed in all material respects such obligations, covenants and agreements;

(d)           since the date of the Agreement, there shall not have occurred a Material Adverse Effect that is continuing;

(e)           (i) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated, (ii) any other approvals pursuant to the Antitrust Laws set forth on Section 6.02(b) of the Company Disclosure Letter shall have been given and obtained and, (iii) if Parent and the Company have entered into an agreement with any Governmental Body regarding the timing of the consummation of the Offer, that agreement shall permit such consummation;

(f)            Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(g)           there shall not have been issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration; and

Annex I - 2

(h)           the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser) and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 3

Annex II

Amended and Restated Certificate of Incorporation of Arcellx, Inc.

[***]

Annex II - 1

Annex III

CVR Agreement

Annex III - 1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), is entered into by and between Gilead Sciences, Inc., a Delaware corporation (“Parent”), and [●], a [●] (as the “Rights Agent” (as hereinafter defined)).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of February 22, 2026 (the “Merger Agreement”), by and among Parent, Ravens Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”) and Arcellx, Inc., a Delaware corporation (the “Company”), pursuant to which (a) Parent has commenced a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock, other than shares to be cancelled pursuant to Sections 2.05(a)(i) and 2.05(a)(ii) of the Merger Agreement, for (x) $115.00 per Share, net to the seller in cash, without interest, subject to any withholding of Tax in accordance with the terms of the Merger Agreement and (y) one CVR as hereinafter described, and (b) as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as an integral part of the consideration of the Offer and the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Sections 2.05(a)(i), 2.05(a)(ii) and 2.05(a)(iii) of the Merger Agreement and any Dissenting Shares), (b) holders of Company RSUs, and (c) holders of Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount, in each case of the foregoing clauses (a)-(c), as of immediately prior to the Effective Time, will become entitled to receive one contingent cash payment, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below) on or prior to the Milestone Expiration Date (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.             DEFINITIONS; certain rules of construction

1.1.          Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Assignee” has the meaning set forth in Section 6.3.

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“Business Day” means any day other than (a) a Saturday, Sunday or any other day on which banking institutions in New York, New York or Foster City, California are authorized or required by Legal Requirements to remain closed, (b) December 26 through December 31, and (c) the seven (7)-day period that begins on a Sunday and ends on a Saturday during which period July 4 occurs.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” has the meaning set forth in Section 2.1.

“Delaware Courts” has the meaning set forth in Section 6.5.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of Company Options or Company RSUs.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Licensee” means a Third Party that is granted a license or sublicense to research, develop, manufacture, commercialize, or otherwise exploit the Product, beyond the mere right to purchase the Product from Parent and its Affiliates, and excludes (i) Third Party subcontractors that act solely for Parent or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Parent or its Affiliates and (ii) any Third Party to which Parent has granted such license or sublicense as a result of a generic product litigation settlement or a compulsory license.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means the cumulative worldwide Sales achieved after Closing exceeding $6,000,000,000 on or prior to the Milestone Expiration Date.

“Milestone Expiration Date” means December 31, 2029.

“Milestone Payment Amount” means, for a given Holder, the product of (a) $5.00 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means March 31, 2030.

“Offer” has the meaning set forth in the Recitals of this Agreement.

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“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, a Vice President or any other person duly authorized to act on behalf of Parent for such purpose or for any general purpose.

“Parent” has the meaning set forth in the preamble.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (e) with the written consent of Parent; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (g) as provided in Section 2.7.

“Product” means Company’s product candidate known as anitocabtagene autoleucel or “anito-cel,” as it exists immediately prior to Closing.

“Purchaser” has the meaning set forth in the Recitals of this Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales” means, for the Product in a particular period, the sum of (a) and (b):

(a)            the amount stated in Parent’s “Product Sales” line of its externally published audited consolidated financial statements with respect to the Product for such period, less any sales, transfers or dispositions to any Licensees. This amount reflects the gross invoice price at which the Product was sold, transferred or otherwise disposed of (other than for use as clinical supplies or free samples for charitable, compassionate use or regulatory purposes) by Parent and its Affiliates to such Third Parties (for clarity, excluding sales, transfers or dispositions to any Licensees) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then-currently used GAAP.

By way of example, the gross-to-net deductions taken in accordance with GAAP include items such as the following:

(i)               rebates and chargebacks based on contractual arrangements or statutory requirements, including amounts due to payers and healthcare providers under various programs;

(ii)              patient co-pay assistance, representing financial assistance to qualified patients;

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(iii)             cash discounts based on contractual terms, historical customer payment patters and expectations regarding future customer payment patterns;

(iv)            distributor fees under inventory management agreements; and

(v)             allowances for sales returns.

(b)           for Licensees, the sales amounts reported to Parent and its Affiliates in accordance with the applicable agreement with respect to the Product between Parent or its Affiliates, on the one hand, and any Licensee, on the other hand.

“Surviving Corporation” has the meaning set forth in the Recitals of this Agreement.

“Third Party” means a Person that is not Parent or the Company or any of their respective Affiliates.

1.2.           Rules of Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties have participated jointly in the negotiation and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

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(f)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)           The term “dollars” and character “$” shall mean United States dollars.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(i)             All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined herein.

(j)             References herein to any statute includes all rules and regulations promulgated thereunder.

(k)            Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section.

2.             CONTINGENT Value RIGHTS

2.1.          CVRs. The contingent value rights represent the rights of Holders to receive contingent cash payments pursuant to this Agreement (“CVRs”). The initial Holders will be determined pursuant to the terms of the Merger Agreement.

2.2.          Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner disposed of, in whole or in part, other than through a Permitted Transfer; the foregoing shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2, shall be void ab initio and of no effect.

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2.3.          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent, acting solely for this purpose as a non-fiduciary agent of Parent, will keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable Holders, as well as transfers of CVRs as herein provided. The entries in the CVR Register shall be conclusive absent manifest error, and Parent and the Rights Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any imputed interest in or with respect to the CVRs under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder, including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Offer Price or Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Paying Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Paying Agent, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock that hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Paying Agent by each such holder of a customary agent’s message and such other customary documents as may be reasonably requested by the Paying Agent, in accordance with the Merger Agreement, (C) holders of Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount, and (D) holders of Company RSUs, in each case of clauses (A) through (D), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by such documentation as may be reasonably requested by the Rights Agent and a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require the Holder to pay a sum sufficient to cover any Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid by the Holder or that no payment of any such Taxes or charges is required. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

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(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, as promptly as practicable record the change of address in the CVR Register.

2.4.            Payment Procedures.

(a)            If the Milestone is achieved on or prior to the Milestone Expiration Date, then, on or prior to the Milestone Payment Date, Parent shall (i) deliver to the Rights Agent a written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the same, and (ii) deposit or cause to be deposited with the Rights Agent by wire transfer to the account designated by the Rights Agent for payment to the Holders who are not Holders of Equity Award CVRs the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR, and the Rights Agent shall as promptly as practicable (but in any event within five (5) Business Days) pay to each Holder of record of the CVRs (other than Equity Award CVRs) as of 5:00 PM EST on the Milestone Payment Date, the Milestone Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register or, in the case of any former street name holders of shares of Company Common Stock, by sending one lump payment to DTC pursuant to Section 2.3(b). The funds deposited with the Rights Agent pursuant to this Section 2.4(a) shall be held by the Rights Agent as agent for Parent and deposited in one (1) or more segregated non-interest-bearing bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Parent will pay through the Surviving Corporation’s or another of its Affiliates’ payroll system, payroll provider or standard accounts payable procedure, as applicable, for payment to the Holders of Equity Award CVRs the amount necessary to pay any applicable Milestone Payment Amount to each Holder of an Equity Award CVR (less applicable Tax withholdings and other authorized deductions) within five (5) Business Days of the Milestone Payment Date, subject to Section 2.4(b). Notwithstanding the foregoing or anything herein to the contrary, in no event shall Parent be required to pay any Milestone Payment Amount (a) more than once or (b) if the Milestone is not achieved on or prior to the Milestone Expiration Date.

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(b)           Parent and any of its Affiliates and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or any other Legal Requirement. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ (including Parent’s) payroll system, payroll provider or standard accounts payable procedure, as applicable, or any successor of the foregoing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)            Any portion of any Milestone Payment Amount that remains undistributed to the Holders six (6) months after the Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest (except deemed interest for Tax purposes as applicable under Section 483 of the Code or any similar provision of state, local or non-U.S. Legal Requirements), but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirement.

(d)           Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(e)            Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Parent, the Rights Agent and/or Holders, as applicable, shall determine the portion of the Milestone Payment Amount required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder or any similar provision of applicable state, local or non-U.S. Legal Requirements.

(f)            The Rights Agent shall be responsible for information for U.S. federal income Tax reporting required under the Code and regulations promulgated thereunder.

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2.5.          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)            The CVRs will not have any voting or dividend rights, and, subject to Section 2.4(e), which shall apply for Tax purposes only, interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

2.6.           No Diligence Obligation.

(a)            Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any Holder or any other Person in connection with its operation of the Surviving Corporation’s business on and following the Closing. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that the Milestone will be achieved at all or by a specific date or is otherwise achievable, and (y) no statements, assessments or predictions regarding the likelihood of the Milestone being achieved has been or is provided hereby, and no reliance on any statements, assessments or predictions with respect to the Milestone should be made, (ii) there is no assurance that the Holders will receive any payment under this Agreement, including as described under Section 2.4, unless, and if and only if, the Milestone is achieved on or prior to the Milestone Expiration Date, (iii) Parent has not prior to the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 2.4 and no statements of Parent, that have been, or may be, made, may, or will, be construed as Parent making any such promise or projection, (iv) none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), or will rely on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), in respect of any payments described in Section 2.4, including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) Parent shall have the right to, or not to, own, operate, use, (sub)license, research, develop, commercialize and otherwise practice, use and exploit the assets of the Surviving Corporation’s business in any way that Parent deems appropriate in its sole business judgment and (vi) (A) neither Parent nor any of its Affiliates shall have any obligation to make any particular level of efforts or engage in any particular or specific activities in connection with the ownership of the Surviving Corporation or any other Person relevant to the Milestone Payment Amount or Product or otherwise in connection with achieving the Milestone, and (B) Parent does not have any obligation, express or implied, to research, develop, manufacture, commercialize, or otherwise practice, use or exploit the assets of the Surviving Corporation’s business, in any manner, including in order to make, maximize or expedite the payments described in Section 2.4. The Rights Agent (on behalf of itself and on behalf of the Holders) hereby (a) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (b) understands and agrees that no such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) have been, or will be, made by Parent.

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2.7.          Ability to Abandon the CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment for purposes of this Agreement.

3.             THE RIGHTS AGENT

3.1.          Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith or gross negligence (which gross negligence, bad faith, or willful or intentional misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

3.2.           Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in the absence of bad faith reliance upon such certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

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(e)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)            the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, demand, suit or expense arising out of or in connection with the Rights Agent’s performance of its express duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance by the Rights Agent of its express duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or, solely to the extent the Rights Agent is the prevailing party, enforcement of its rights hereunder, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, gross negligence or fraud (which willful misconduct, bad faith, gross negligence or fraud must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(i)             notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j)             Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, in accordance with a fee schedule to be mutually agreed upon by Parent and the Rights Agent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that, if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (ii), then the Rights Agent shall promptly repay such refund to Parent;

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(k)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(l)             the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(m)           unless otherwise specifically prohibited by the terms of this Agreement and subject to applicable Law, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(n)            the Rights Agent may perform any of its duties hereunder either directly or, with the prior written consent of Parent, by or through nominees, correspondents, designees, or subagents; provided, however, that in the event the Rights Agent performs any of its duties hereunder by or through any nominee, correspondent, designee, or subagent with such consent of Parent, the Rights Agent shall not be answerable, accountable or liable hereunder for any act, omission, default, neglect or misconduct of such nominee, correspondent, designee, or subagent, as applicable, to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof;

(o)            the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(p)            the Rights Agent shall not have any duty or responsibility with respect to any action or default by Parent or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

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(q)            The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party;

(r)             the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or any of its Affiliates; provided that this Section 3.2(p) shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4 and the other terms of this Agreement; and

(s)            the provisions of this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3.            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, then Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within twenty (20) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.

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(d)           The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

3.4.           Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, liabilities, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights, powers, liabilities, trusts and duties which survive its resignation or removal under the terms hereunder.

3.5.           Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

4.             COVENANTS

4.1.           List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other shares of Company Common Stock, Company RSUs or Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time (or as soon as practicable thereafter).

5.             AMENDMENTS

5.1.          Amendments without Consent of Holders.

(a)            Without the consent of any Holders or the Rights Agent, Parent at any time and from time to time, may enter into one (1) or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and to the extent consistent with, Section 6.3.

(b)            Without the consent of any Holders or the Rights Agent, Parent and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)               to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

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(ii)              to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);

(iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);

(iv)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act (and the rules and regulations promulgated thereunder) or the Exchange Act, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Legal Requirements outside of the United States; provided that, in each case, such amendments do not change the Milestone, the Milestone Expiration Date or the Milestone Payment Amount;

(v)              to reduce the number of CVRs, in the event and to the extent any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(vi)             any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Rights Agent or the Holders (as a group and in their capacity as such).

(c)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2.          Amendments with Consent of Holders.

(a)            Without limiting the right to amend pursuant to Section 5.1, with the consent of the Holders of not less than twenty percent (20%) of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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5.3.           Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (including in-house counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. Except as provided under Section 5.1, no supplement or amendment shall be effective unless duly executed by the Parent and the Rights Agent; provided, however, that no amendment shall be effective unless notice thereof has been provided to the Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4.           Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.              OTHER PROVISIONS OF GENERAL APPLICATION

6.1.           Notices to the Rights Agent and Parent. All notices and other communications required or permitted to be given to any party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) if to the Parent, the date and time of transmittal if delivered by email (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), which email must state that it is being delivered pursuant to this Section 6.1, (c) the first (1st) Business Day following the date of dispatch if delivered utilizing a next day service by a recognized next day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the party to receive such notice or communication shall have specified in a written notice given to the other parties:

if to the Rights Agent:

[●]

[●]

Attention: [●]

Facsimile: [●]

if to Parent:

Gilead Sciences, Inc.
333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention:	Emily J. Oldshue
Email:	emily.oldshue@ropesgray.com

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6.2.          Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3.          Parent Successors and Assigns. Parent shall not assign any of its rights, interests or obligations hereunder, other than in accordance with this Section 6.3. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliate(s) of Parent or to any purchaser or exclusive licensee of all or substantially all rights to the Product, including in connection with a change of control of Parent (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees in compliance with this Section 6.3. In connection with any assignment to an Assignee, Parent (and such assignor, if applicable) will remain liable for performance by Parent (and such assignor, if applicable) of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each Assignee, and this Agreement shall not restrict Parent’s or any of its Affiliates’ or Assignee’s ability to merge or consolidate, subject to compliance with this Section 6.3 to the extent there is an applicable assignment in connection with such merger or consolidation. Each of Parent’s non-Affiliate Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

6.4.          Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, the Holders, and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision contained herein, all such covenants and provisions being for the sole benefit of the, Rights Agent, Parent, Parent’s successors and assignees, the Holders, and the Holders’ successor and assigns pursuant to a Permitted Transfer. The rights of Holders are limited to the right to receive payment from the Rights Agent in respect of the CVRs if and when due and payable in accordance with Section 2.4. All other obligations of Parent or its successor or assigns hereunder may only be enforced by the Rights Agent. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

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6.5.          Governing Law. This Agreement, the CVRs and any other matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clauses (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to the Milestone or the Milestone Payment Amount, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.

6.6.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.7.          Counterparts and Signature. This Agreement may be executed in two or more counterparts, including by e-signature or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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6.8.          Termination. This Agreement will terminate and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent prior to the effectiveness of such termination), and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent or Parent or one (1) or more of its Affiliates, as applicable, to each Holder as reflected in the CVR Register of the full amount of the Milestone Payment Amount required to be paid under the terms of this Agreement and (b) the failure to achieve the Milestone prior to the Milestone Expiration Date. No termination shall affect the Holders’ rights to any payment accrued prior to the effective date of such termination and the provisions of this Section 6 shall survive any such termination.

6.9.          Entire Agreement. This Agreement, the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVRs.

6.10.        Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the amount and terms of fees for services, shall remain confidential and shall be used solely to perform their respective obligations under this Agreement, and shall not be voluntarily disclosed to any other person, except as may be required by applicable Legal Requirements. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary and to be used solely to perform its duties and obligations under this Agreement if such disclosure is not prohibited by applicable Legal Requirements.

6.11.        Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

GILEAD SCIENCES, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[Rights Agent]

By:
Name:
Title: